Exhibit (a)(1)(A)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

SERVOTRONICS, INC.

at

$47.00 NET PER SHARE

by

TDG RISE MERGER SUB, INC.

a wholly owned subsidiary of

TRANSDIGM INC.

a wholly owned subsidiary of

TRANSDIGM GROUP INCORPORATED

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M.,

NEW YORK CITY TIME, ON JUNE 30, 2025, UNLESS

THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of May 18, 2025, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 28, 2025 (as amended, the “Merger Agreement”), by and among Servotronics, Inc., a Delaware corporation (“Servotronics”), TransDigm Inc., a Delaware corporation (“TransDigm”) and wholly owned subsidiary of TransDigm Group Incorporated, and TDG Rise Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of TransDigm (“Purchaser”). Purchaser is offering to purchase (the “Offer”) all outstanding shares of common stock of Servotronics, par value $0.20 per share (the “Shares”), at a price of $47.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”).

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition (as defined below). The Offer is not subject to any conditions related to financing or required regulatory approvals. The term “Minimum Condition” is discussed in Section 15—“Certain Conditions of the Offer” and generally requires that the number of Shares that have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the Shares (if any) then owned by TransDigm and its subsidiaries (including Purchaser), represents at least a majority of the sum of the number of then outstanding Shares and the number of Shares then reserved for issuance pursuant to outstanding Servotronics performance share units (“PSUs”). The Offer is also subject to other important conditions set forth in this Offer to Purchase, as described in Section 15—“Certain Conditions of the Offer.”

The Board of Directors of Servotronics (the “Servotronics Board”) unanimously (i) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (as defined below) (the “Transactions”), (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to, advisable and in the best interests of, Servotronics and its stockholders, (iii) directed that the Merger be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and that the Merger be consummated as soon as practicable following the Acceptance Time (as defined below) and (iv) recommended that Servotronics’ stockholders accept the Offer and tender their Shares to Purchaser in the Offer.

A description of the reasons for the Servotronics Board’s approval of the Transactions is set forth in Servotronics’ Solicitation/Recommendation Statement on Schedule 14D-9 that is also being mailed to Servotronics’ stockholders. Servotronics’ stockholders are encouraged to review carefully the Schedule 14D-9.

Concurrently with the execution of the Merger Agreement, certain stockholders of Servotronics, including all of the directors and certain executive officers of Servotronics, entered into a tender and support agreement (the “Tender and Support Agreement”). Pursuant to the Tender and Support Agreement, each of these directors and executive officers has agreed (solely in their capacity as stockholders of Servotronics), among other things, to tender, or cause to be tendered, pursuant to the Offer, all Shares beneficially owned by such person and any additional Shares with respect to which such person becomes the beneficial owner after the date of the Tender and Support Agreement.

A summary of the principal terms of the Offer is provided herein under the heading “Summary Term Sheet.” This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both carefully before deciding whether to tender your shares.

Questions, requests for assistance and requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent (as defined below) at the address and telephone number set forth on the back cover of this Offer to Purchase. Stockholders also may contact their brokers, dealers, banks, trust companies or other nominees for assistance concerning the Offer.

IMPORTANT

Any stockholder of Servotronics wishing to tender all or a portion of that stockholder’s Shares in the Offer should either (i) if you hold your Shares directly as the record owner (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to the Depositary (as defined below) (or, in the case of a book-entry transfer, deliver an Agent’s Message in lieu of the Letter of Transmittal), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” prior to the expiration of the Offer, or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may also be obtained from the Information Agent at Purchaser’s expense. A stockholder may also contact his, her or its broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

The date of this Offer to Purchase is June 2, 2025.

SUMMARY TERM SHEET

Below are some of the questions that you as a holder of shares of common stock, par value $0.20 per share (the “Shares”), of Servotronics, Inc. (“Servotronics”) may have regarding the Offer (as defined below) and answers to those questions. The answers to these questions do not contain all of the information that may be relevant to your decision whether to tender your Shares. This summary term sheet is not meant to be a substitute for the more detailed information contained in the remainder of this Offer to Purchase, and TransDigm Group Incorporated (“TD Group”), TransDigm Inc. (“TransDigm”) and TDG Rise Merger Sub, Inc. (“Purchaser” and together with TD Group and TransDigm, “we,” “us” or “our”) urge you to read carefully the remainder of this Offer to Purchase and the letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) in their entirety because additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal. This summary term sheet includes cross-references to other sections of this Offer to Purchase to direct you to the sections of this Offer to Purchase containing a more complete description of the topics covered in this summary term sheet. The information concerning Servotronics contained herein and elsewhere in this Offer to Purchase has been provided to us by Servotronics or has been taken from or is based upon publicly available documents or records of Servotronics on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. We have not independently verified the accuracy or completeness of such information.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 18, 2025, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 28, 2025 (as amended, the “Merger Agreement”), by and among Servotronics, TransDigm and Purchaser.

Securities Sought	All of the outstanding shares of common stock, par value $0.20 per share, of Servotronics, or the Shares (the “Offer”).

Price Offered Per Share	$47.00, in cash, without interest, subject to any applicable withholding taxes (the “Offer Price”).

Scheduled Expiration of Offer	One minute following 11:59 p.m., New York City time, on June 30, 2025, unless the Offer is extended pursuant to the terms of the Merger Agreement.

Purchaser	TDG Rise Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of TransDigm Inc., a Delaware corporation and a wholly owned subsidiary of TransDigm Group Incorporated.

Who is offering to buy my Shares?

The Offer is being made by Purchaser, a wholly owned subsidiary of TransDigm, which is a wholly owned subsidiary of TD Group. TD Group, through its wholly owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, cargo loading, handling

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and delivery systems and specialized flight, wind tunnel and jet engine testing services and equipment, electronic components used in the generation, amplification, transmission and reception of microwave signals, and complex testing and instrumentation solutions.

How much is Purchaser offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $47.00 per Share, net to you in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. If you are the record owner of your Shares (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you) and you tender your Shares to us in the Offer directly, you will not have to pay any brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and that person tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the “Introduction” section of this Offer to Purchase.

Why is Purchaser making this Offer?

The purpose of the Offer is for TD Group and TransDigm to acquire control of Servotronics and ultimately all of the outstanding Shares. The Offer, as the first step in the acquisition of Servotronics, is intended to facilitate the acquisition of Servotronics as promptly as practicable. If the Offer is completed, in accordance with the terms and subject to the conditions set forth in the Merger Agreement, TransDigm expects to complete the merger of Purchaser with and into Servotronics (the “Merger”), with Servotronics surviving the Merger, as soon as practicable after the Acceptance Time (as defined below) pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”) without a vote of Servotronics’ stockholders. The purpose of the Merger is to acquire all of the issued and outstanding Shares not tendered pursuant to the Offer. Pursuant to the Merger Agreement, each remaining issued and outstanding Share (other than Shares irrevocably accepted as payment in the Offer, treasury stock of Servotronics to be cancelled or Shares held by Servotronics stockholders properly exercising their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive an amount equal to the Offer Price. For more information, see Section 13—“Purpose of the Offer and Plans for Servotronics; No Stockholder Approval; Appraisal Rights.”

Does Purchaser have the financial resources to complete the Offer and the Merger?

Yes. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and the Merger, including payment of any fees, expenses and other related amounts incurred in connection with the Offer and the Merger, will be approximately $132 million. Under the Merger Agreement, TransDigm must provide Purchaser with sufficient funds necessary for Purchaser to consummate the Offer and the Merger. TransDigm, which is a wholly owned direct subsidiary of TD Group and the entity through which TD Group holds all of its operating subsidiaries, intends to provide Purchaser with the necessary funds from cash on hand. As of March 29, 2025, TD Group had $2.4 billion in cash and cash equivalents on a consolidated basis. The Offer is not subject to any financing condition. See Section 10—“Source and Amount of Funds.”

Is the financial condition of TD Group and TransDigm relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	the Offer is not subject to any financing condition;

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•	the Offer is for all outstanding Shares and is being made solely for cash;

•

in light of our financial capacity in relation to the amount of consideration payable in the Offer as described above, we will have sufficient funds immediately available to purchase all Shares validly tendered in the Offer and not properly withdrawn; and

•	if we consummate the Offer, we expect to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

See Section 10—“Source and Amount of Funds.”

What does the Servotronics Board think of the Offer?

The Board of Directors of Servotronics (the “Servotronics Board”) unanimously (i) approved and declared advisable the Merger agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to, advisable and in the best interests of, Servotronics and its stockholders, (iii) directed that the Merger be effected pursuant to Section 251(h) of the DGCL and that the Merger be consummated as soon as practicable following the Acceptance Time and (iv) recommended that Servotronics’ stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A description of the reasons for the Servotronics Board’s approval of the Offer and the Merger is set forth in Servotronics’ Solicitation/Recommendation Statement on Schedule 14D-9 that is also being mailed to Servotronics’ stockholders. Servotronics’ stockholders are encouraged to review carefully the Schedule 14D-9. See the “Introduction” section of this Offer to Purchase.

Have any Servotronics stockholders agreed to tender their Shares?

Yes. Concurrently with the execution of the Merger Agreement, certain stockholders of Servotronics, including all of the directors and certain executive officers of Servotronics (collectively, the “Supporting Stockholders”), entered into a tender and support agreement (the “Tender and Support Agreement”). As of May 30, 2025, the Supporting Stockholders beneficially owned, in the aggregate, 517,644 Shares (or approximately 20.25% of all outstanding Shares as of such date). TD Group, TransDigm and Purchaser expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreement.

Pursuant to the Tender and Support Agreement, the Supporting Stockholders have agreed (solely in their capacity as stockholders of Servotronics), among other things, to tender, or cause to be tendered, pursuant to the Offer, all Shares beneficially owned by such Supporting Stockholder and any additional Shares with respect to which such Supporting Stockholder becomes the beneficial owner after the date of the Tender and Support Agreement, pursuant to and in accordance with the terms of the Offer no later than ten business days after the receipt by such Supporting Stockholder of this Offer to Purchase and the Letter of Transmittal.

Each Supporting Stockholder has also agreed to vote, or execute consents with respect to, all of the Supporting Stockholder’s Shares, among other things, (i) in favor of any proposal necessary or desirable to approve and adopt the Merger and the Merger Agreement and each of the other transactions contemplated by the Merger Agreement (although no such proposals are contemplated and the Merger is expected to be completed pursuant to Section 251(h) of the DGCL without a vote of Servotronics’ stockholders); and (ii) against certain other proposals, actions or agreements, including (A) any Acquisition Proposal (as defined in the Merger Agreement and further discussed below) and (B) any other action, agreement or proposal which would reasonably be expected to prevent or materially impede or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

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The Tender and Support Agreement also limits the ability of the Supporting Stockholders to sell or otherwise transfer, encumber, grant proxies or enter into certain arrangements in respect of the Shares.

The Tender and Support Agreement will terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms. In such case, any Shares tendered by the Supporting Stockholders would be returned to the Supporting Stockholders. See the “Introduction” to this Offer to Purchase and Section 12—“The Merger Agreement; Other Agreements.”

The foregoing summary of the material terms of the Tender and Support Agreement is qualified in its entirety by reference to the Tender and Support Agreement, a copy of which Purchaser has filed with the SEC as Exhibit (d)(3) to the Tender Offer Statement on Schedule TO and is incorporated herein by reference.

What are the U.S. federal income tax consequences of having my Shares accepted for purchase in the Offer or receiving cash in exchange for my Shares in the Merger?

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, if you hold Shares as capital assets for U.S. federal income tax purposes and are a U.S. Holder (as defined in Section 5—“Material U.S. Federal Income Tax Consequences”), you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the U.S. dollar amount you receive and your adjusted tax basis in the Shares. We urge you to consult your own tax advisors to determine the particular tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). See Section 5—“Material U.S. Federal Income Tax Consequences.”

What are the conditions to the Offer?

The Offer is conditioned upon, among other things, the following:

•

Servotronics’ stockholders must validly tender and not properly withdraw prior to the expiration of the Offer that number of Shares that, together with the Shares then owned by TransDigm and its subsidiaries (including Purchaser) (if any), represents at least a majority of the sum of the number of then outstanding Shares and the number of Shares then reserved for issuance pursuant to outstanding Servotronics performance share units (the “Minimum Condition”).

•	The Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”).

•

The consummation of the Offer or the Merger will not then be restrained, enjoined or prohibited by any Order (as defined in the Merger Agreement) of any Governmental Entity (as defined in the Merger Agreement) or there shall be in effect any law enacted or promulgated by any Governmental Entity that prevents or makes illegal the consummation of the Offer or the Merger.

•

No representation and warranty of Servotronics (A) contained in Section 3.02(a) and (b) (Capitalization) of the Merger Agreement shall fail to be true and correct in all respects (other than exceptions that are, individually or in the aggregate, de minimis) at and as of the Expiration Date (as defined below) as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct in all respects (other than exceptions that are, individually or in the aggregate, de minimis) as of such date or time); (B) contained in Section 3.01 (Corporate Organization), Section 3.03 (Authority; Execution and Delivery; Enforceability), Section 3.04(a)(i) (No Conflicts), the first sentence of Section 3.14(c) (Material Contracts) and Section 3.17 (Broker’s Fees) of the Merger Agreement shall fail to be true and correct in all material

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respects at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct in all material respects as of such date or time); or (C) set forth in ARTICLE III (other than the representations and warranties referenced in the immediately foregoing clauses (A) and (B)) of the Merger Agreement, without giving effect to any qualifications as to materiality or Material Adverse Effect (as defined below) contained therein, shall fail to be true and correct at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that expressly relate to a specific date or time (which need only be so true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect.

•

Servotronics will not have breached or failed to perform or comply with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date and such breach or failure shall not have been cured.

•

Since the date of the Merger Agreement, there shall not have occurred and be continuing any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect.

•	Additional Conditions—The Offer is also subject to additional conditions, as described in Section 15—“Certain Conditions of the Offer.”

We may not waive the Minimum Condition or the Termination Condition. However, we may waive any other condition in our sole discretion without Servotronics’ consent, subject to compliance with appliable law. The Offer is not subject to any conditions related to financing or required regulatory approvals.

Do I have to vote to approve the Offer or the Merger?

Your vote is not required to approve the Offer. You simply need to tender your Shares if you choose to do so. However, the Offer can be completed only if, among other things, the Minimum Condition is satisfied.

If the Offer is completed, we expect that the Merger will be completed as soon as practicable following the time that Purchaser irrevocably accepts for purchase all Shares validly tendered and not withdrawn pursuant to the Offer (the “Acceptance Time”) pursuant to Section 251(h) of the DGCL without a vote of Servotronics’ stockholders.

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend or terminate the Offer in accordance with the Merger Agreement, you will have until one minute following 11:59 p.m., New York City Time, on June 30, 2025, to tender your Shares in the Offer. When we make reference to “the expiration of the Offer” or the “Expiration Date” anywhere in this Offer to Purchase, this is the time to which we are referring, including, if extended, any later time that may apply or, if terminated, any earlier time that may apply. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Purchaser is not providing for guaranteed delivery procedures. Therefore, Servotronics stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Book-Entry Transfer Facility (as defined below), which end earlier than the time of expiration on the Expiration Date. Normal business hours of the Book-Entry Transfer Facility are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays.

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Servotronics stockholders must tender their Shares in accordance with the procedures set forth in Section 3 of this Offer to Purchase and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

Can the Offer be extended and, if so, under what circumstances?

Yes. The Merger Agreement provides that so long as neither Servotronics nor TransDigm terminates the Merger Agreement in accordance with its terms:

•

We must extend the Offer on one or more occasions for periods of up to 10 business days if at any then scheduled Expiration Date any of the conditions to our obligation to accept for purchase and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Conditions”) is not satisfied or, if permitted under the Merger Agreement, waived, but if at any scheduled Expiration Date the only Offer Condition not satisfied is the Minimum Condition, then we are not required to extend the Offer for more than two subsequent extension periods of 10 business days each. Further, no extension of the Offer may extend past November 18, 2025 (as it may be extended, the “Outside Date”) without Servotronics’ consent (provided, if all Offer Conditions, other than the condition described in paragraph (c)(i) of Annex I related to legal restraints, has been satisfied or is capable of being satisfied as of such date, the Outside Date may be extended by either Servotronics or TransDigm for a period of up to three months).

•	We must extend the Offer for any period or periods required by any applicable law, rule, interpretation or position of the SEC or its staff or the NYSE American.

See Section 1—“Terms of the Offer” of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How long will it take to complete the proposed transaction?

The timing of completing the Offer and the Merger will depend on a variety of factors. We announced the Offer to facilitate the acquisition of Servotronics as promptly as practicable. If the conditions to the Offer are satisfied, we expect that the Offer will be consummated promptly following the Expiration Date. If the Offer is completed, we expect that the Merger will be completed as soon as practicable following the Acceptance Time pursuant to Section 251(h) of the DGCL without a vote of Servotronics’ stockholders.

Will the Purchaser provide a subsequent offering period?

We will not provide a subsequent offering period. Pursuant to Section 251(h) of the DGCL, we expect to complete the Merger as soon as practicable following the Acceptance Time without a subsequent offering period.

How will I be notified if the Offer is extended?

If we extend the Offer, we will so inform Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), and will make a public announcement of the extension not later than 9:00 a.m., Eastern Time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my Shares?

To tender Shares in the Offer, you must either (i) if you hold your Shares directly as the record owner (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions

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contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and any other required documents to the Depositary, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” prior to the expiration of the Offer, or (ii) if you hold your Shares in “street name,” request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

For a complete discussion of the procedures for tendering your Shares, see Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time can I withdraw previously tendered Shares?

You can withdraw your previously tendered Shares at any time prior to the Expiration Date, and, if we have not agreed to accept your Shares for payment within 60 days after commencement of the Offer (i.e., by August 1, 2025), you can withdraw them at any time after that time until we accept Shares for payment. For a complete discussion of the procedures for withdrawing your Shares, see Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares, and the broker, dealer, commercial bank, trust company or other nominee must effectively withdraw those Shares while you still have the right to withdraw Shares. For a complete discussion of the procedures for withdrawing your Shares, see Section 4 —“Withdrawal Rights.”

When and how will I be paid for my tendered Shares?

Purchaser will pay for all validly tendered and not properly withdrawn Shares promptly after the Expiration Date, subject to the terms of the Offer and the satisfaction or waiver of the conditions to the Offer, as set forth in Section 15—“Certain Conditions of the Offer.”

We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of (i) the certificates for those Shares or a confirmation of a book-entry transfer of those Shares as described in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and (iii) any other required documents for the Shares. See Section 2—“Acceptance for Purchase and Payment for Shares.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

If the Minimum Condition is satisfied and, upon satisfaction or waiver of the other conditions to the Offer, we accept and purchase Shares tendered and not validly withdrawn pursuant to the Offer, we expect to effect the Merger as soon as practicable pursuant to Section 251(h) of the DGCL without a vote of Servotronics’ stockholders. If the Merger takes place, all remaining stockholders of Servotronics (other than Shares irrevocably accepted as payment in the Offer, treasury stock of Servotronics to be cancelled or Shares held by Servotronics

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stockholders properly exercising their appraisal rights under Section 262 of the DGCL) will receive an amount equal to the Offer Price, and Servotronics’ will become a wholly owned subsidiary of TransDigm. See the “Introduction” section of this Offer to Purchase.

If the Offer is completed, will Servotronics continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to complete the Merger as soon as practicable following the Acceptance Time pursuant to Section 251(h) of the DGCL without a vote of Servotronics’ stockholders. If the Merger takes place, we will own all of the outstanding capital stock of Servotronics and Servotronics will no longer be a public company. See Section 7—“Certain Effects of the Offer.”

If I decide not to tender, how will the Offer affect my Shares?

If you decide not to tender your Shares in the Offer and we accept and purchase Shares pursuant to the Offer, we expect that the Merger will be completed as soon as practicable following the Acceptance Time. In the Merger, Shares will be converted into the right to receive an amount equal to the Offer Price. Unless you validly exercise your appraisal rights under Section 262 of the DGCL, you will receive the same amount of cash per Share in the Merger that you would have received had you tendered your Shares in the Offer. Therefore, if the Merger takes place, and you do not validly exercise your appraisal rights under Section 262 of the DGCL, the only difference to you between tendering your Shares and not tendering your Shares is that you may be paid earlier if you tender your Shares (although, because we expect the Merger will be completed pursuant to Section 251(h) of the DGCL as soon as practicable after the Acceptance Time, we do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger). See Section 7—“Certain Effects of the Offer.”

Are appraisal rights available in either the Offer or the Merger?

You do not have appraisal rights in connection with the Offer.

However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Servotronics who continuously held Shares from the date of the demand for appraisal through the effective time of the Merger (the “Effective Time”) who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger. The foregoing summary of the rights of Servotronics’ stockholders under the DGCL is qualified in its entirety by the full text of Section 262 of the DGCL, which will be included as Annex B to Servotronics’ Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to you and which is incorporated herein by reference. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL. For more information, see Section 13—“Purpose of the Offer and Plans for Servotronics; No Stockholder Approval; Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On May 16, 2025, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share reported on the NYSE American was $10.29. On May 30, 2025, the last full trading day prior to our commencement of the Offer, the closing price per Share reported on the NYSE American was $46.68. You are encouraged to obtain a recent quotation for the Shares before deciding whether to tender your Shares. See Section 6—“Price Range of Shares.”

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How will outstanding Restricted Shares and PSUs be treated?

Each Share subject to vesting, repurchase or other lapse of restrictions (a “Restricted Share”) that is outstanding under Servotronics’ 2022 Equity Incentive Plan (the “Servotronics Equity Incentive Plan”) is subject to transfer restrictions by their terms and thus cannot be tendered in the Offer. Rather, immediately prior to the Effective Time, Restricted Shares will vest in full, become free of restrictions and become cancelled and converted at the Effective Time into the right to receive an amount in cash equal to the per share Merger Consideration (as defined below), without interest and less all applicable tax withholdings.

Performance share units (“PSUs”) are not outstanding Shares and thus cannot be tendered in the Offer. Rather, each PSU that is outstanding immediately prior to the Effective Time will, whether vested or unvested, be cancelled and entitle the holder of such PSU to receive an amount in cash, with respect to the Shares underlying such PSU (at target level of attainment of the applicable performance criteria) equal to the product of (i) the per share Merger Consideration and (ii) the number of Shares underlying such PSU payable in accordance with the terms of the Merger Agreement, without interest and less all applicable tax withholdings.

How will participants in Servotronics’ ESOP be treated in the Offer?

Although the ESOP trustees (the “Trustees”) are the record holders of all Shares in the ESOP, we have been advised by Servotronics that the ESOP Trust Agreement provides that ESOP participants have the right to instruct the Trustees whether or not to tender Shares allocated to their accounts, and that the Trustees must follow participants’ instructions as long as the Trustees determine that (a) participants were provided with all necessary information regarding the Offer, and clearly false or misleading information was not distributed to them, and (b) following the participants’ instructions would not result in a violation of ERISA, including the Trustees’ fiduciary duties. The Trustees, or an independent trustee appointed by Servotronics for this purpose, will determine whether to tender unallocated Shares and Shares for which no tender instructions are received.

If Shares held in the ESOP are validly tendered and not withdrawn, and the Offer is completed, the Offer Price for such Shares will be paid to the ESOP and allocated to the applicable participants’ accounts. Any Shares held in the ESOP that are not tendered in the Offer, if the Merger is completed, will be converted at the Effective Time into the right of the ESOP to receive the Offer Price for such Shares, which would also be allocated to the applicable participants’ accounts. The procedures for instructing the Trustees to tender all or a portion of the Shares allocated to a participant’s ESOP account vary slightly from the procedures for tendering and/or withdrawing Shares held outside of the ESOP, so participants should carefully review all information provided to them by or on behalf of the Trustees.

The Merger Agreement provides that the ESOP will be terminated as of immediately prior to the Effective Time, which is expected to result in a distribution of all participants’ accounts. Participants will receive additional information from Servotronics or the ESOP’s record-keeper regarding their options respecting the distribution of their accounts upon the plan’s termination. Participants are urged to consult with their own advisors with respect to these options and the tax and other consequences thereof.

Where can I find more information about Servotronics and TransDigm?

You can find more information about Servotronics and TransDigm from various sources described in Section 8—“Certain Information Concerning Servotronics” and Section 9—“Certain Information Concerning TD Group, TransDigm and Purchaser.”

Who should I call if I have questions about the Offer?

You may call Okapi Partners LLC at (844) 203-3605 or email Okapi Partners LLC at info@okapipartners.com. Okapi Partners LLC is acting as the information agent (the “Information Agent”) for the Offer. See the back cover of this Offer to Purchase.

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To the Holders of Shares of

Common Stock of Servotronics:

INTRODUCTION

TDG Rise Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of TransDigm Inc., a Delaware corporation (“TransDigm”) and wholly owned subsidiary of TransDigm Group Incorporated (“TD Group”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.20 per share (the “Shares”), of Servotronics, Inc., a Delaware corporation (“Servotronics”), at a price of $47.00 per Share, net to the seller in cash, without interest and less any required withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”). Unless the context requires otherwise, the terms “we,” “us” and “our” refer to Purchaser, TransDigm and TD Group.

If you are the record holder of your Shares (i.e., a stock certificate or uncertificated stock in book-entry form has been issued to you), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the exchange of Shares for cash pursuant to the Offer. However, if you do not complete and sign the IRS Form W-9 or the appropriate IRS Form W-8 that is included in the Letter of Transmittal (or other applicable form), you may be subject to backup withholding at a current rate of 24% on the gross proceeds payable to you. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.” Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. Stockholders with Shares held in street name by a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses of Computershare Trust Company, N.A. (the “Depositary”), and Okapi Partners LLC, the information agent for the Offer (the “Information Agent”), incurred in connection with the Offer. See Section 17—“Fees and Expenses.”

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 18, 2025, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 28, 2025 (as amended, the “Merger Agreement”), by and among Servotronics, TransDigm and Purchaser. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with Section 251(h) of the DGCL, at the Effective Time, Purchaser will be merged with and into Servotronics, the separate existence of Purchaser will cease, and Servotronics will continue as the surviving corporation in the Merger (the “Merger”). The Merger will become effective as soon as practicable following the Acceptance Time without a vote of Servotronics’ stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. The Offer is not subject to any conditions related to financing or required regulatory approvals.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share (other than Shares (a) held in the treasury of Servotronics, (b) irrevocably accepted for payment in the Offer or (c) held by a holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL with respect to such Shares) will be automatically cancelled and converted into the right to receive an amount in cash equal to the Offer Price (the “Merger Consideration”), subject to any applicable withholding of taxes and without interest.

The Merger Agreement is more fully described in Section 12—“The Merger Agreement; Other Agreements.”

The term “Minimum Condition” generally requires that the number of Shares that have been validly tendered and not properly withdrawn prior to the expiration of the Offer, together with the Shares (if any) then owned by

TransDigm and its subsidiaries (including Purchaser), represents at least a majority of the sum of the number of then outstanding Shares and the number of Shares then reserved for issuance pursuant to outstanding Servotronics performance share units (“PSUs”). See Section 15— “Certain Conditions of the Offer.”

The Offer is also subject to other important conditions set forth in this Offer to Purchase, as described in Section 15—“Certain Conditions of the Offer.”

Servotronics has advised us that at the close of business on May 30, 2025, (i) 2,556,502 Shares were issued and outstanding (including Restricted Shares, but not including shares held in treasury), (ii) 72,550 Shares were issued and held by Servotronics in its treasury, and (iii) 52,689 Shares were reserved for issuance pursuant to outstanding Company PSUs. As of the date of this Offer to Purchase, none of TD Group, TransDigm nor Purchaser beneficially owns any Shares.

The Board of Directors of Servotronics (the “Servotronics Board”) unanimously (i) approved and declared advisable the Merger agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to, advisable and in the best interests of, Servotronics and its stockholders, (iii) directed that the Merger be effected pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and that the Merger be consummated as soon as practicable following the Acceptance Time (as defined below) and (iv) recommended that Servotronics’ stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A description of the reasons for the Servotronics Board’s approval of the Offer and the Merger is set forth in Servotronics’ Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to Servotronics’ stockholders together with this Offer to Purchase (the “Schedule 14D-9”). Servotronics’ stockholders are encouraged to review carefully the Schedule 14D-9, together with this Offer to Purchase.

We have entered into a tender and support agreement (the “Tender and Support Agreement”) with certain stockholders, including all of the directors and certain executive officers of Servotronics (collectively, the “Supporting Stockholders”), pursuant to which the Supporting Stockholders have agreed to tender all Shares beneficially owned by them and any additional Shares with respect to which such Supporting Stockholder becomes the beneficial owner after the date of the Tender and Support Agreement in the Offer and otherwise support the transactions contemplated by the Merger Agreement. As of May 30, 2025, the Supporting Stockholders beneficially owned, in the aggregate, 517,644 Shares (or approximately 20.25% of all outstanding Shares as of such date). The Tender and Support Agreement will terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms. In such case, any Shares tendered by the Supporting Stockholders would be returned to the Supporting Stockholders. See Section 12—“The Merger Agreement; Other Agreements.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for purchase and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as permitted pursuant to the procedures described in Section 4—“Withdrawal Rights.” The Offer will expire at one minute after 11:59 p.m., New York City time, on June 30, 2025, unless Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the expiration date of the Offer is the latest time and date at which the Offer, as so extended, expires (that time and date, including any such extensions, the “expiration of the Offer” or the “Expiration Date”).

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. The Offer is also subject to other important conditions set forth in this Offer to Purchase, as described in Section 15—“Certain Conditions of the Offer.” The Offer is not subject to any conditions related to financing or required regulatory approvals.

The Merger Agreement provides that so long as neither Servotronics nor TransDigm terminates the Merger Agreement in accordance with its terms:

•

We must extend the Offer on one or more occasions for periods of up to 10 business days if at any then scheduled Expiration Date any of the conditions to our obligation to accept for purchase and pay for the Shares validly tendered and not properly withdrawn pursuant to the Offer (the “Offer Conditions”) is not satisfied or, if permitted under the Merger Agreement, waived, but if at any scheduled Expiration Date the only Offer Condition not satisfied is the Minimum Condition, then we are not required to extend the Offer for more than two subsequent extension periods of 10 business days each. Further, no extension of the Offer may extend past the Outside Date, November 18, 2025, without Servotronics’ consent (provided, if all Offer Conditions, other than the condition described in paragraph (c)(i) of Annex I related to legal restraints, has been satisfied or is capable of being satisfied as of such date, the Outside Date may be extended by either Servotronics or TransDigm for a period of up to three months).

•

We must extend the Offer for any period or periods required by any applicable law, rule, interpretation or position of the Securities and Exchange Commission (“SEC”) or its staff or by the NYSE American.

Any extension of the Offer will be followed as promptly as practicable by a public announcement thereof. Any such announcement will be made no later than 9:00 a.m., Eastern Time, on the next business day after the latest scheduled Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw that stockholder’s Shares. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for purchase by Purchaser pursuant to the Offer, may also be withdrawn at any time after August 1, 2025. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of those Shares, if different than that of the person who tendered those Shares. If Share Certificates (as defined below) evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Share Certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares” below), unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” below, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility (as defined below) to be credited with the withdrawn Shares. All questions as to validity, form, eligibility (including time of receipt) and acceptance for purchase of any tendered Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court.

Subject to the applicable rules and regulations of the SEC and the Merger Agreement, TransDigm and Purchaser expressly reserve the right (in their sole discretion) to (i) increase the Offer Price, (ii) waive, in whole or in part, any Offer Condition (other than the Minimum Condition and the Termination Condition, which may not be waived) and (iii) make any other changes in the terms and conditions of the Offer. However, without the prior written consent of Servotronics, TransDigm and Purchaser may not (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) reduce the maximum number of Shares sought to be purchased in the Offer, (d) amend or modify the Minimum Condition or the Termination Condition, (e) amend or modify any other terms of the Offer in a manner adverse to the holders of Shares, (f) impose conditions to the Offer that are in addition to the Offer Conditions, (g) except as permitted under the Merger Agreement, terminate, accelerate or otherwise modify or amend the Offer to accelerate the Expiration Date, or (h) provide any “subsequent offering period” in accordance with Rule 14d-11 of the Exchange Act (as defined below).

The rights reserved by TransDigm and Purchaser as described in the immediately preceding paragraph are in addition to TransDigm’s and Purchaser’s rights described in Section 15—“Certain Conditions of the Offer.” Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement if required.

If, subject to the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material Offer Condition, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). The minimum period during which an offer must remain open following material changes in the terms of the offer or the information concerning the offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes to the terms or information. With respect to a change in the consideration offered or a change in the percentage of securities sought, an offer generally must remain open for a minimum of 10 business days following the dissemination of the applicable information to stockholders.

Servotronics has provided Purchaser with Servotronics’ stockholder list, security position listings and other information for the purpose of disseminating this Offer to Purchase to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, together with other related documents, will be mailed to record holders of Shares whose names appear on Servotronics’ stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

2. Acceptance for Purchase and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, promptly following the Expiration Date, accept for payment (such time of acceptance, the “Acceptance Time”) and, promptly following the Acceptance Time, pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date. Purchaser expressly reserves the right, but subject to applicable laws (including Rule 14e-1(c) under the Exchange Act), to delay acceptance for, and thereby delay payment for, Shares in order to comply with applicable laws or if any of the conditions referred to in Section 15—“Certain Conditions of the Offer” have not been satisfied. For a description of Purchaser’s right to terminate the Offer and not accept for purchase or pay for Shares or to delay acceptance for purchase or payment for Shares, see Section 15—“Certain Conditions of the Offer.”

In all cases, payment for Shares accepted for purchase pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing those Shares (the “Share Certificates”) or confirmation of a book-entry transfer of the Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of that Book-Entry Confirmation, that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce that agreement against the participant. The term “Agent’s Message” also includes any hard copy printout evidencing that message generated by a computer terminal maintained at the Depositary’s office.

For purposes of the Offer, Purchaser will be deemed to have accepted for purchase, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for purchase of those Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for purchase pursuant to the Offer will be made by deposit of the purchase price for those Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to tendering stockholders whose Shares have been accepted for purchase. If Purchaser extends the Offer, is delayed in its acceptance for purchase of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and those Shares may be withdrawn only to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Purchaser pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making payment.

If any tendered Shares are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3. Procedures for Accepting the Offer and Tendering Shares.

Valid Tenders

In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase prior to the Expiration Date and either (a) the Share Certificates evidencing the tendered Shares must be received by the Depositary at that address prior to the Expiration Date or (b) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

Book-Entry Transfer

The Depositary has established or will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer those Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such a transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either an Agent’s Message or the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

No Guaranteed Delivery

Purchaser is not providing for guaranteed delivery procedures. Therefore, Servotronics stockholders must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Book-Entry Transfer Facility, which end earlier than the time of expiration on the Expiration Date. Normal business hours of the Book-Entry Transfer Facility are between 8:00 a.m. and 5:00 p.m., Eastern Time, Monday through Friday, other than holidays. Servotronics stockholders must tender their Shares in accordance with the procedures set forth in this Section 3 and the related Letter of Transmittal prior to the Expiration Date. Tenders received by the Depositary after the Expiration Date will be disregarded and of no effect.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless that registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association, Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution, as described in Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signatory of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for purchase or not tendered is to be issued in the name of, a person other than the registered holder of the Share Certificate surrendered, then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on that Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 5 and 7 of the Letter of Transmittal.

The method of delivery of the Shares, the Share Certificates and all other required documents (including delivery through the Book-Entry Transfer Facility) is at the option and risk of the tendering stockholder and the risk of loss of the Shares, Share Certificates and other documents will pass only after the Depositary has actually received the Shares or Share Certificates (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Tender Constitutes a Binding Agreement

A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that (i) the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares (and any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of this Offer to Purchase), (ii) when the Shares and any such other securities are accepted for purchase by Purchaser, Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and those Shares and any such other securities will not be subject to any adverse claim and (iii) the tendering stockholder is the registered owner of the Shares, or the Share Certificates have been endorsed to the tendering stockholder in blank, or the tendering stockholder is a participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares.

The acceptance for purchase by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity

Our interpretation of the terms and conditions of the Offer (including the accompanying Letter of Transmittal and the instructions thereto) will be final and binding to the fullest extent permitted by law. All questions as to the form of documents (including notices of withdrawal) and the validity, form and eligibility (including time of receipt) of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by the Merger Agreement (other than the Minimum Condition and the Termination Condition, which may not be waived by Purchaser) and applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of TransDigm, Purchaser, Servotronics, the Depositary, Okapi Partners LLC (the “Information Agent”) or any other person is or will be under any duty to give any notification of any defects or irregularities in tenders and none of them will incur any liability for failure to give any such notification.

Appointment

By executing the Letter of Transmittal or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, the tendering stockholder irrevocably appoints designees of Purchaser as that stockholder’s agents, attorneys-in-fact and proxies, each with full power of substitution, to the full extent of the stockholder’s rights with respect to the Shares tendered by the stockholder and accepted for purchase by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of the Shares on or after the date of this Offer to Purchase. These proxies will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares and other securities or rights issued or issuable in respect of those Shares. That appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by the stockholder as provided herein. Upon that appointment:

•	all prior powers of attorney, proxies and consents given by that stockholder with respect to those Shares or other securities or rights will be revoked, without further action;

•

no subsequent powers of attorney, proxies, consents or revocations may be given nor any subsequent written consent executed by the stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto; and

•

the designees of Purchaser will thereby be empowered to exercise all voting, consent and other rights of the stockholder as they in their sole discretion may deem proper at any annual or special meeting of Servotronics’ stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise.

Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for purchase of those Shares, Purchaser must be able to exercise full voting, consent and other rights, to the extent permitted under applicable law, with respect to those Shares and other related securities or rights, including voting at any meeting of stockholders or executing a written consent concerning any matter. The Offer does not constitute a solicitation of proxies or consents from Servotronics’ stockholders.

Backup Withholding.

To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each eligible tendering U.S. Holder (as defined in Section 5—“Material U.S. Federal Income Tax Consequences”) should complete and return the Substitute Form W-9 included with the Letter of Transmittal. Eligible tendering Non-U.S. Holders (as defined in Section 5—“Material U.S. Federal Income Tax Consequences”) should complete and submit the Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), which can be obtained from the Depositary or at www.irs.gov. For a more detailed discussion of backup withholding, see Section 5—“Material U.S. Federal Income Tax Consequences.”

4. Withdrawal Rights.

Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Tenders of Shares made pursuant to the Offer may be withdrawn at any time until the Expiration Date and, unless Purchaser has accepted the Shares for payment pursuant to the Offer, may also be withdrawn at any time more than 60 days after the commencement of the Offer (i.e., after August 1, 2025).

For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of those Shares, if different from that of the person who tendered the Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Share Certificates, the serial numbers shown on the Share Certificates must be submitted to the Depositary and, unless those Shares have been tendered by or for the account of an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party, subject to the rights of holders of Shares to challenge such determination with respect to their Shares in a court of competent jurisdiction and any subsequent judgment of any such court. Purchaser reserves the absolute right to waive any defect or irregularity in the withdrawal of Shares by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of TransDigm, Purchaser, Servotronics, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the Offer and the Merger to stockholders of Servotronics whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder, nor is it a complete analysis of all potential U.S. federal income tax consequences. This summary does not address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer and the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) brokers, dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (vii) stockholders subject to the alternative minimum tax; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own) 5% or more of the Shares; (xi) partnerships and other pass-through entities and persons who hold Shares through partnerships or other pass-through entities; (xii) persons that have a “functional currency” other than the U.S. dollar; (xiii) “controlled foreign corporations”; (xiv) “passive foreign investment companies”; (xv) tax-qualified retirement plans; and (xvi) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation.

For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration, and (b) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder or an entity taxable as a partnership for U.S. federal income tax purposes.

If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

The descriptions of U.S. federal income tax consequences set forth below are for general information only. All stockholders should consult their own tax advisors as to the particular tax consequences of participating in this Offer and the Merger in light of their particular circumstances, including the application of U.S. federal, state, local or foreign tax laws and possible changes in the laws.

Consequences of the Offer and the Merger to U.S. Holders

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. Accordingly, if you hold Shares as capital assets for U.S. federal income tax purposes, you will generally recognize a capital gain or loss on a sale of the Shares for cash pursuant to the Offer or an exchange of Shares for cash pursuant to the Merger, in an amount equal to the difference, if any, between the amount of proceeds you receive and your adjusted tax basis in the Shares. Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for the Shares exceeds one year as of the time of payment for your Shares pursuant to the Offer or closing of the Merger, as applicable. Currently, long-term capital gains of non-corporate taxpayers are subject to a maximum U.S. federal income tax rate of 20%. An individual’s short-term capital gains are taxed at such individual’s marginal federal income tax rate applicable to ordinary income. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

A 3.8% Medicare tax will be imposed on the “net investment income” earned by U.S. citizens and residents and certain estates and trusts. For this purpose, “net investment income” generally includes any capital gain on the exchange of Shares pursuant to the Offer or the Merger. In the case of an individual, the tax will be imposed on the lesser of (1) the individual’s net investment income for the tax year or (2) the individual’s modified adjusted gross income for the tax year in excess of certain specified amounts. U.S. holders who are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of this tax to any gain recognized pursuant to the Merger.

Consequences of the Offer and the Merger to Non-U.S. Holders

Payments made to you as a Non-U.S. Holder with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. federal income tax, unless:

•

your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), and in that event (i) you will be subject to U.S. federal income tax in the same manner as if you were a U.S. Holder (you should provide an IRS Form W-8ECI instead of a Form W-9); and (ii) if you are a corporation, you may also be subject to branch profits tax on that gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty) or

•

you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, and in that event you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares (net of certain losses recognized during that year).

Information Reporting and Backup Withholding

All payments to which you would be entitled pursuant to the Offer or the Merger will be subject to information reporting and backup withholding of U.S. federal income tax at a rate of 24%. Backup withholding may be avoided if you (i) are a corporation or an exempt recipient; or (ii) provide a taxpayer identification number (“TIN”) and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your U.S. federal income tax liability, so long as the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6. Price Range of Shares.

The Shares are listed and principally traded on NYSE American under the symbol “SVT.” The following table sets forth, for each of the periods indicated, the high and low sale prices per Share on the NYSE American, as reported in published financial sources:

	High	Low
Fiscal Year Ended December 31, 2023
First Quarter	$12.30	$10.27
Second Quarter	14.32	10.66
Third Quarter	14.00	11.01
Fourth Quarter	13.10	8.80
Fiscal Year Ended December 31, 2024
First Quarter	$14.10	$11.64
Second Quarter	13.75	11.15
Third Quarter	13.67	10.52
Fourth Quarter	13.07	10.16
Fiscal Year Ending December 31, 2025
First Quarter	$11.32	$10.21
Second Quarter (through May 30, 2025)	$46.91	$9.67

On May 16, 2025, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price per Share reported on the NYSE American was $10.29. On May 30, 2025, the last full day of trading prior to the commencement of the Offer, the closing price per Share reported on the NYSE American was $46.68.

Stockholders are urged to obtain a current market quotation for the Shares.

7. Certain Effects of the Offer.

Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we and Servotronics will consummate the Merger as soon as practicable pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Market for the Shares

If the Offer is successful, there will be no market for the Shares because we expect to complete the Merger as soon as practicable after the Acceptance Time.

NYSE American Listing

The Shares are listed on the NYSE American. Immediately following the completion of the Merger, the Shares will no longer meet the requirements for continued listing on the NYSE American because the only stockholder will be Purchaser and we intend to cause the surviving corporation to delist the Shares from the NYSE American.

Registration Under Exchange Act

The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by Servotronics to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration under the Exchange Act would reduce substantially the information required to be furnished by Servotronics to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the related requirement to furnish an annual report to stockholders and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to the Shares. In addition, “affiliates” of Servotronics and persons holding “restricted securities” of Servotronics may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

We intend to seek to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

Margin Regulations

The Shares are currently “margin securities,” as that term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect of, among other things, allowing brokers to extend credit on the collateral of those securities. It is possible that following the Offer the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would no longer be usable as collateral for loans made by brokers. In addition, once registration of the Shares under the Exchange Act is terminated, the Shares would no longer constitute “margin securities.”

8. Certain Information Concerning Servotronics.

The information concerning Servotronics contained in this Offer to Purchase has been provided to us by Servotronics or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto.

General

Servotronics designs, develops, and manufactures servo controls and other components for various commercial and government applications including aircraft, jet engines, missiles, manufacturing equipment and other aerospace applications at its operating facilities in Elma and Franklinville, New York. The principal executive office of Servotronics is located at 1110 Maple St., Elma, New York 14059 and its telephone number is (716) 655-5990. Servotronics was incorporated in Delaware in 1972.

Available Information

The Shares are registered under the Exchange Act. Accordingly, Servotronics is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Servotronics’ filings are also available to the public from the SEC’s website at www.sec.gov.

A description of the reasons for the Servotronics Board’s approval of the Offer and the Merger will be set forth in Servotronics’ Solicitation/Recommendation Statement on Schedule 14D-9 that is also being mailed to Servotronics’ stockholders. Servotronics stockholders are encouraged to review carefully the Schedule 14D-9.

Although we have no knowledge that any such information is untrue, we take no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to Servotronics or any of its subsidiaries or affiliates or for any failure by Servotronics to disclose any events that may have occurred or may affect the significance or accuracy of any such information.

9. Certain Information Concerning TD Group, TransDigm and Purchaser.

General

Purchaser is a Delaware corporation incorporated on May 15, 2025 with its principal executive office at 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115. The telephone number of Purchaser’s principal executive office is (216) 706-2960. To date, Purchaser has not conducted any activities other than in connection with the organization of Purchaser, the negotiation and execution of the Merger Agreement and the consummation of the Transactions. Purchaser is a wholly owned subsidiary of TransDigm.

TD Group is a corporation incorporated in Delaware in 2003 to facilitate the acquisition of TransDigm. TransDigm was formed in July 1993 in connection with the acquisition of certain businesses from IMO Industries Inc. TD Group’s and TransDigm’s principal executive offices are located at 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115. The telephone number of TD Group’s and TransDigm’s principal executive offices is (216) 706-2960. TransDigm is a wholly owned subsidiary of TD Group. TD Group’s common stock is listed on the NYSE American under the symbol “TDG.”

TD Group, through its wholly owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, batteries and chargers, engineered latching and locking devices, engineered rods, engineered connectors and elastomer sealing solutions, databus and power controls, cockpit security components and systems, specialized and advanced cockpit displays, engineered audio, radio and antenna systems, specialized lavatory components, seat belts and safety restraints, engineered and customized interior surfaces and related components, advanced sensor products, switches and relay panels, thermal protection and insulation, lighting and control technology, parachutes, high performance hoists, winches and lifting devices, cargo loading, handling and delivery systems and specialized flight, wind tunnel and jet engine testing services and equipment, electronic components used in the generation, amplification, transmission and reception of microwave signals, and complex testing and instrumentation solutions

The name, business address, principal phone number, principal occupation or employment, five-year employment history and citizenship of each director and executive officer of TD Group, TransDigm and Purchaser and certain other information are set forth on Schedule I hereto.

Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of TD Group, TransDigm, Purchaser or, after due inquiry and to the best knowledge and belief of TD Group, TransDigm and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of TD Group, TransDigm, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Servotronics; (ii) none of TD Group, TransDigm, Purchaser and, after due inquiry and to the best knowledge and belief of TD Group, TransDigm and Purchaser, any of the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days; (iii) none of TD Group, TransDigm, Purchaser or, after due inquiry and to the best knowledge and belief of TD Group, TransDigm and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Servotronics (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between TD Group, TransDigm, Purchaser, their subsidiaries or, after due inquiry and to the best knowledge and belief of TD Group, TransDigm and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Servotronics or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between TD Group, TransDigm, Purchaser, their subsidiaries or, after due inquiry and to the best knowledge and belief of TD Group, TransDigm and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Servotronics or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Except as described in this Offer to Purchase or in Schedule I to this Offer to Purchase, none of TD Group, TransDigm, Purchaser or, after due inquiry and to the best knowledge and belief of TD Group, TransDigm and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase has during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws.

Available Information

Pursuant to Rule 14d-3 under the Exchange Act, TD Group, TransDigm and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, and the reports and other information that TD Group files with the SEC pursuant to the Exchange Act, can be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the Schedule TO or such other reports or information filed by TD Group may be obtained from that office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. TD Group’s filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

10. Source and Amount of Funds.

The Offer is not subject to any financing condition.

Pursuant to the Merger Agreement, TransDigm must provide Purchaser with sufficient funds necessary to consummate the Offer and the Merger. TransDigm, which is a wholly owned direct subsidiary of TD Group and the entity through which TD Group holds all of its operating subsidiaries, intends to provide Purchaser with the necessary funds from cash on hand. As of March 29, 2025, TD Group had $2.4 billion in cash and cash equivalents on a consolidated basis. We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and the Merger, including payment of any fees, expenses and other related amounts incurred in connection with the Offer and the Merger, will be approximately $132 million.

Purchaser does not believe its financial condition is relevant to the decision of holders of Shares concerning whether to tender Shares and accept the Offer because:

•	the Offer is not subject to any financing condition;

•	the Offer is for all outstanding Shares and is being made solely for cash;

•

in light of our financial capacity in relation to the amount of consideration payable in the Offer, Purchaser, through TransDigm, will have sufficient funds immediately available to purchase all Shares validly tendered in the Offer and not properly withdrawn; and

•	if Purchaser consummates the Offer, it expects to acquire any remaining Shares not purchased in the Offer for the same cash price in the Merger.

11. Background of the Offer; Past Contacts or Negotiations with Servotronics.

The following background summarizes the key meetings and events involving TransDigm and Servotronics and their respective representatives that led to the signing of the Merger Agreement and the commencement of the Offer. For a review of Servotronics’ activities relating to these events, please refer to the Schedule 14D-9.

On March 11, 2025, at the direction of the Servotronics Board, Houlihan Lokey Capital, Inc., financial advisor to Servotronics (“Houlihan”), initiated outreach to representatives of TransDigm regarding a potential opportunity expected to come to market in the near term. A preliminary teleconference between representatives of Houlihan and TransDigm representatives was held on March 12, 2025, during which representatives of Houlihan confidentially identified Servotronics as the target company. Following the call, Houlihan provided a draft confidentiality agreement to TransDigm.

On March 18, 2025, TransDigm entered into the confidentiality agreement with Servotronics, which included a one-year “standstill” provision and provisions prohibiting TransDigm from soliciting Servotronics employees.

On March 24, 2025, at the direction of the Servotronics Board, representatives of Houlihan, sent a Confidential Information Presentation (“CIP”) and a letter to representatives of TransDigm to outline the process and timing for submitting a preliminary, non-binding indication of interest based on public information and limited additional information provided by Servotronics. The letter requested submission of indications of interest by April 16, 2025.

On March 26, 2025, representatives of TransDigm sent initial questions and data requests to representatives of Houlihan via email. Houlihan responded on April 4, 2025, providing a data package and Servotronics management projections. Over the next two weeks, Houlihan and TransDigm representatives engaged in multiple email and teleconference exchanges to clarify materials and address additional information requests.

On April 16, 2025, TransDigm submitted a non-binding indication of interest (the “Initial IOI”) to Servotronics. The Initial IOI proposed a cash purchase price of $25.00 per share and identified key information requests, including a customary request for site visit and management meeting.

On April 22, 2025, at the direction of the Servotronics Board, representatives of Houlihan informed representatives of TransDigm that, based on the Initial IOI, additional information would be made available to TransDigm to continue the process. Houlihan also offered the requested site visit and meeting with the Servotronics management team.

On April 24, 2025, TransDigm requested further information and notified Houlihan of its intent begin engagement of third-party advisors to assist in evaluating Servotronics.

On May 1, 2025, at the direction of the Servotronics Board, representatives of Houlihan granted representatives of TransDigm access to an initial electronic data room in advance of the management meeting. Over the following week, Houlihan and TransDigm representatives exchanged emails to clarify materials provided ahead of the meeting with Servotronics management, which was scheduled for May 8, 2025.

On May 8, 2025, a management meeting and site visit of Servotronics’ Elma, New York manufacturing facility and headquarters was held involving members of the management team of Servotronics and representatives of TransDigm.

On May 9, 2025, representatives of TransDigm informed representatives of Houlihan that TransDigm was committed to executing a definitive agreement as soon as possible. TransDigm representatives also indicated that TransDigm would submit a revised indication of interest with improved terms on May 12, 2025, following due diligence on selected additional requested diligence materials.

Later on May 9, 2025, Servotronics provide representatives of TransDigm and Baker & Hostetler LLP, outside counsel to TransDigm (“BakerHostetler”), with access to an electronic data room containing additional information. Over the next 10 days, representatives of TransDigm, Houlihan, Servotronics, BakerHostetler and Bond, Schoeneck & King, outside counsel to Servotronics (“BSK”), exchanged various emails and teleconferences clarifying and requesting additional information.

On May 12, 2025, TransDigm sent a revised non-binding indication of interest (the “Revised IOI”) to Servotronics. The Revised IOI proposed a cash purchase price of $38.50 per share and identified key remaining information requests. It also identified proposed key terms of the definitive agreement, which included customary “no shop” non-solicitation provisions and a termination fee payable by Servotronics to TransDigm in certain circumstances. The Revised IOI also communicated that TransDigm anticipated signing a definitive agreement by May 16, 2025.

On the evening of May 12, 2025, at the direction of the Servotronics Board, representatives of Houlihan sent a draft Merger Agreement to representatives of TransDigm.

On May 13, 2025, a management information teleconference took place involving representatives of Servotronics, TransDigm, Houlihan, BakerHostetler and BSK. Through the rest of this week, additional questions were raised by representatives of TransDigm and its advisors and addressed through teleconferences, email correspondence and data room uploads.

On May 14, 2025, representatives of BakerHostetler sent a revised draft Merger Agreement to representatives of BSK. The revised draft implemented the terms communicated in the Revised IOI. Along with the revised draft Merger Agreement, representatives of BakerHostetler sent a draft Tender and Support Agreement to representatives of BSK.

On May 15, 2025, representatives of BakerHostetler and BSK held a teleconference to discuss the revised draft of the Merger Agreement. Among other topics, they discussed the structure of the transaction (i.e. a two-step tender offer followed by back-end merger as proposed in the initial draft Merger Agreement versus a one-step merger) and the size of the termination fee proposed by TransDigm. They also discussed whether any stockholders other than Servotronics directors and certain executive officers, along with certain stockholders associated with such persons, would be asked to sign the Tender and Support Agreement.

Later, on May 15, 2025, representatives of BSK sent a further revised draft Merger Agreement and draft disclosure schedules to representatives of BakerHostetler. Among other changes, the revised draft Merger Agreement decreased the termination fee payable by Servotronics in certain circumstances for $5.0 million and provided that it would not be payable for 30 days in the event Servotronics terminated the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal.

On May 16, 2025, representatives of BakerHostetler sent a further revised draft Merger Agreement to representatives of BSK. The revised draft accepted the decreased termination fee of $5.0 million and proposed that 50% would be payable immediately upon termination by Servotronics in the applicable circumstances and the remainder within 30 days. The revised draft also confirmed that the proposed two-step structure of the transaction was acceptable to TransDigm.

From May 16, 2025 through May 18, 2025, representatives of BakerHostetler and BSK exchanged drafts of the Merger Agreement, Tender and Support Agreement and disclosure schedules reflecting minor comments and finalized such documents. Representatives of BakerHostetler also communicated to representatives of BSK that TransDigm would not request that any stockholders beyond Servotronics directors and certain executive officers, and certain stockholders associated with such persons, sign the Tender and Support Agreement. Representatives of TransDigm, Servotronics, Houlihan, BakerHostetler and BSK also exchanged drafts of the joint announcement press release and related disclosure documents.

On the evening of May 18, 2025, TransDigm, Purchaser and Servotronics entered into the Merger Agreement and TransDigm and Purchaser entered into the Tender and Support Agreement with the parties thereto.

On the morning of May 19, 2025, the parties issued a joint press release announcing the Merger Agreement.

On May 24, 2025, at the direction of the Servotronics Board, a representative of Houlihan informed a representative of TransDigm of the receipt by Servotronics of an unsolicited Acquisition Proposal from a third party on the evening of May 23, 2025. Representatives of BSK also notified representatives of BakerHostetler of such Acquisition Proposal and provided a copy thereof. The Acquisition Proposal was a non-binding proposal from Company A to acquire Servotronics for $45.56 per share in cash. A follow-up teleconference among representatives of BakerHostetler and BSK took place on May 25, 2025 in order to discuss the background of the Acquisition Proposal and the process going forward.

From May 25 to May 28, 2025, various discussions took place among representatives of TransDigm, Houlihan, Servotronics, BakerHostetler and BSK regarding Company A’s proposal and a revised proposal from TransDigm.

On May 28, 2025, representatives of TransDigm informed representatives of Houlihan of the proposed increase of offer price from $38.50 per share to $47.00 per share and sent a draft Amendment to the Merger Agreement. Representatives of BakerHostetler also sent the draft Amendment to representatives of BSK. In addition to increasing the offer price, the draft Amendment introduced a reverse termination fee of $25.0 million that would be payable by TransDigm to Servotronics if the Merger Agreement was terminated in certain circumstances due to a restraint or prohibition under any competition law that prevented closing from occurring. The draft Amendment also increased the termination fee payable by Servotronics to TransDigm under certain circumstances from $5.0 million to $12.5 million.

Later in the day on May 28, 2025, representatives of BSK communicated to representatives of BakerHostetler the objections of Servotronics with respect to the increased termination fee payable by Servotronics to TransDigm under certain circumstances. Representatives of BakerHostetler thereafter communicated a revised proposal whereby the additional $7.5 million termination fee would not be due unless and until the consummation of a transaction pursuant to a Superior Proposal.

On the evening of May 28, 2025, representatives of BSK communicated to representatives of BakerHostetler that the Servotronics Board had approved the revised proposal, subject to finalization of the Amendment and confirmation that the additional termination fee would not only be delayed, but also be conditioned on, the consummation of a transaction pursuant to a Superior Proposal. Representatives of BakerHostetler thereafter sent a revised draft Amendment to representatives of BSK, which was agreed on, and entered into, by the parties later that night.

On the morning of May 29, 2025, Servotronics issued a press release announcing the Amendment.

On June 2, 2025, Purchaser commenced the Offer.

12. The Merger Agreement; Other Agreements.

The following summary of the material terms of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which has been included as an exhibit to the Schedule TO filed with the SEC and is incorporated herein by reference, which may be examined and copied as set forth in Section 9—“Certain Information Concerning TD Group, TransDigm and Purchaser.”

The Merger Agreement is described below with the intention of providing you with information regarding the terms of the Offer and the Merger. The representations, warranties, covenants and agreements described below and included in the Merger Agreement were made for purposes of the Merger Agreement and as of specific dates, were for the benefit of the parties to the Merger Agreement except as expressly stated therein and may be subject to qualifications, limitations and supplemental information agreed to by the parties in connection with negotiating the terms of the Merger Agreement, including certain qualifications, limitations and supplemental information disclosed in the confidential disclosure schedules. As such, the representations, warranties, covenants and other agreements described below and included in the Merger Agreement should not be read alone. Rather, holders of Shares should consider such information together with the information provided elsewhere in this Offer to Purchase, in the Schedule 14D-9 and in Servotronics’ filings with the SEC.

The Merger Agreement

TransDigm and Purchaser entered into the Merger Agreement with Servotronics as a means to acquire all of the outstanding Shares. The Merger Agreement provides that TransDigm and Purchaser will commence the Offer on the terms and subject to the conditions described herein, including in Section 15—“Certain Conditions of the Offer.”

Recommendation

The Servotronics Board unanimously (i) approved and declared advisable the Merger Agreement and the Transactions, (ii) determined that the terms of the Merger Agreement and the Offer and the Merger are fair to, advisable and in the best interests of, Servotronics and its stockholders, (iii) directed that the Merger be effected pursuant to Section 251(h) of the DGCL and that the Merger be consummated as soon as practicable following the Acceptance Time and (iv) recommended that Servotronics’ stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A description of the reasons for the Servotronics Board’s approval of the Offer and the Merger will be set forth in Servotronics’ Solicitation/Recommendation Statement on Schedule 14D-9 that is also being mailed to Servotronics’ stockholders. Servotronics stockholders are encouraged to review carefully the Schedule 14D-9.

Conversion of Shares of Servotronics Common Stock in the Merger

Pursuant to the Merger Agreement, each Share not tendered in the Offer and issued and outstanding immediately prior to the Effective Time (other than Shares irrevocably accepted for payment in the Offer, held by Servotronics in treasury or held by Servotronics stockholders who properly demand appraisal for their Shares under Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the price per Share paid in the Offer, net to the stockholder in cash, without interest (the “Merger Consideration”), subject to applicable withholding tax.

Section 251(h) of the DGCL

The Merger Agreement provides that the Merger will be governed by Section 251(h) of the DGCL and the parties will cause the Merger to become effective as soon as practicable following the Acceptance Time without a vote of Servotronics’ stockholders.

Effect on Servotronics Restricted Shares and Performance Share Units Awards

Each Share subject to vesting, repurchase or other lapse of restrictions (a “Restricted Share”) that is outstanding under Servotronics’ 2022 Equity Incentive Plan (the “Servotronics Equity Incentive Plan”) immediately prior to the Effective Time will vest in full, become free of restrictions and become cancelled and converted at the Effective Time into the right to receive an amount in cash equal to the per share Merger Consideration, without interest and less all applicable tax withholdings.

Each PSU that is outstanding immediately prior to the Effective Time will, whether vested or unvested, be cancelled and entitle the holder of such PSU to receive an amount in cash, with respect to the Shares underlying such PSU (at target level of attainment of the applicable performance criteria) equal to the product of (i) the per share Merger Consideration and (ii) the number of Shares underlying such PSU payable in accordance with the terms of the Merger Agreement, without interest and less all applicable tax withholdings.

Representations and Warranties

In the Merger Agreement, each of TransDigm, Purchaser and Servotronics makes customary representations and warranties to the other party.

Servotronics makes representations and warranties to TransDigm and Purchaser with respect to: corporate organization; capitalization; authority; execution and delivery; enforceability; no conflicts; SEC filings; financial statements; undisclosed liabilities; absence of certain changes or events; taxes; intellectual property; compliance; permits; legal proceedings; employee benefit issues; real property; title to assets; environmental matters; material contracts; insurance; information supplied; broker’s fees; and opinion of financial advisor.

TransDigm and Purchaser make representations and warranties to Servotronics with respect to: organization; authority; execution and delivery; enforceability; no conflicts; information supplied; financial capability; legal proceedings; ownership of Servotronics capital stock; brokers; and ownership of Purchaser.

Consents and Approvals

No regulatory or other consent or approval is a condition to the Offer.

Each of TransDigm and Servotronics has agreed to use its reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the Transactions as promptly as practicable, and to generally cooperate with respect to such matters.

Notwithstanding the foregoing, without TransDigm’s approval, such reasonable efforts will not require TransDigm or any of its subsidiaries, or permit Servotronics or any of its subsidiaries, to sell, hold separate, transfer or license or otherwise dispose of any of the respective assets or businesses, to conduct their business in a specified manner, agree to any of the foregoing, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to any of their assets, except to the extent such actions involve only assets or business of TransDigm and its subsidiaries (but not of Servotronics and its subsidiaries) that, in the aggregate, generated EBITDA in the trailing twelve months of no more than $3.0 million. For these purposes, “EBITDA” refers to EBITDA as calculated TD Group in a manner consistent with the methodology utilized in its public earnings releases.

Conduct of the Business of Servotronics Pending the Offer and the Merger

The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, Servotronics will, subject to certain exceptions, conduct its business in the ordinary course consistent with past practice and use commercially reasonable efforts to maintain and preserve intact its current operations and its material assets and to retain its officers, employees and consultants and preserve the goodwill and current relationships with customers, suppliers and other third parties with whom Servotronics has business relations.

In addition, Servotronics has agreed that during the same time period and subject to certain exceptions, neither it nor any of its subsidiaries will take (or agree to take) certain specified actions without TransDigm’s written consent (which may not be unreasonably withheld). These specified actions relate to, among other things, (i) changes in its capitalization, corporate structure and organizational documents, (ii) significant corporate events such as mergers, consolidations, liquidation or dissolution, (iii) dispositions or acquisitions of material assets, (iv) incurring indebtedness and lending, (v) employment plans and arrangements and compensation and severance matters, (vi) changes in accounting methods, (vii) capital expenditures, (viii) taking certain actions with respect to material contracts and insurance policies, and (ix) the settlement of certain litigation. These specified actions are subject to various exceptions, and certain actions may be permitted if they are conducted in the ordinary course of business consistent with past practice or the dollar amounts involved in the actions fall below thresholds established in the Merger Agreement.

Financing

The Offer is not subject to any financing condition.

We estimate that the total amount of cash required to complete the transactions contemplated by the Offer and the Merger, including payment of any fees, expenses and other related amounts incurred in connection with the Offer and the Merger, will be approximately $132 million. Under the Merger Agreement, TransDigm must provide Purchaser with sufficient funds necessary for Purchaser to consummate the Offer and the Merger. TransDigm, which is a wholly owned direct subsidiary of TD Group and the entity through which TD Group holds all of its operating subsidiaries, intends to provide Purchaser with the necessary funds from cash on hand. As of March 29, 2025, TD Group had $2.4 billion in cash and cash equivalents on a consolidated basis.

Indemnification and Directors’ and Officers’ Insurance

From and after the Effective Time, TransDigm will cause Servotronics, as the surviving corporation, to fulfill and honor in all respects, for a period of six years, its obligations pursuant to existing indemnification, exculpation and expense advancement agreements with current or past directors and executive officers and pursuant to the indemnification, exculpation and expense advancement provisions of its certificate of incorporation and bylaws in effect as of the date of the Merger Agreement.

From and after the consummation of the Merger, TransDigm also will cause Servotronics, as the surviving corporation, to maintain, for a period of six years, Servotronics’ existing directors’ and officers’ insurance and indemnification policy that provides coverage for the benefit of current or past directors and officers of Servotronics with respect to events occurring prior to the consummation of the Merger that is no less favorable to such directors and officers than the existing policy, or, if substantially equivalent insurance coverage is unavailable, the best available coverage then available. However, TransDigm will not be required to cause Servotronics to pay any annual premium in excess of 250% of the last annual premium paid by Servotronics for that insurance as of the date of the Merger Agreement.

Acquisition Proposals

The Merger Agreement provides that, subject to limited exceptions, Servotronics will, and will direct its representatives to, cease discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal (as defined below) and agrees that it and its representatives will not, directly or indirectly:

(i)	initiate, solicit, facilitate or knowingly encourage any Acquisition Proposal or the making or submission thereof;

(ii)	engage in, continue or otherwise participate in any discussions or negotiations with a third party regarding any Acquisition Proposal;

(iii)	furnish or provide any nonpublic information in connection with any Acquisition Proposal;

(iv)	adopt, approve or recommend, or publicly propose to adopt, approve or recommend, any Acquisition Proposal;

(v)

withdraw, change, qualify, withhold or modify, or publicly propose to withdraw, change, qualify, withhold or modify, in a manner adverse to TransDigm or Purchaser, the Servotronics Board Recommendation;

(vi)	fail to include the Servotronics Board Recommendation in the Schedule 14D-9;

(vii)

in the event a tender offer that constitutes an Acquisition Proposal subject to Regulation 14D under the Exchange Act is commenced, fail to recommend against such Acquisition Proposal in any solicitation or recommendation statement made on Schedule 14D-9 within ten business days of such commencement;

(viii)

fail to publicly affirm the Servotronics Board Recommendation within ten business days after receipt of a written request from TransDigm to provide such affirmation following a publicly known Acquisition Proposal;

(ix)

approve, authorize or cause or permit Servotronics or any of its subsidiaries to enter into any merger agreement, acquisition agreement, letter of intent, memorandum of understanding or other similar agreement (other than an acceptable confidentiality agreement) relating to any Acquisition Proposal; or

(x)	resolve or agree, or publicly announce an intention, to do any of the foregoing.

Any action set forth in the foregoing clauses (iv) through (x), a “Change of Board Recommendation.”

The Merger Agreement provides that, notwithstanding the foregoing, if after the date of the Merger Agreement and prior to the Acceptance Time, Servotronics receives a bona fide written Acquisition Proposal, Servotronics has not breached Section 5.04 of the Merger Agreement, and the Servotronics Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, based on information then available, that such Acquisition Proposal constitutes (or would reasonably be expected to lead to) a Superior Proposal (as defined below), and (ii) the Servotronics Board determines (after consultation with its financial advisors and outside legal counsel that the failure to take the action would be inconsistent with the Servotronics Board’s fiduciary duties under applicable law, Servotronics may:

(a)

furnish information with respect to Servotronics and its subsidiaries to the person making such Acquisition Proposal (provided that any such person has executed an acceptable confidentiality agreement and any material non-public information not previously provided to TransDigm will only be provided to such person under certain circumstances, in which case such information will also be provided simultaneously to TransDigm); and

(b)	participate in discussions or negotiations with that person regarding such Acquisition Proposal.

Prior to the Acceptance Time, in response to the receipt of a Superior Proposal that has not resulted from a material breach of Servotronics’ non-solicitation obligations under the Merger Agreement or if an Intervening Event (as defined below) occurs, the Servotronics Board may make a Change of Board Recommendation if it determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law. However, before taking the foregoing action, Servotronics must provide TransDigm with at least four business days advance notice and negotiate with TransDigm in good faith regarding any amendments or modifications to the Merger Agreement intended to cause the relevant Acquisition Proposal or Intervening Event to no longer warrant a Change of Board Recommendation. At the end of such notice period, the Servotronics Board must consider in good faith any such proposed amendments or modifications and must have determined, after consultation with its financial advisors and outside legal counsel, that, with respect to a Superior Proposal, it continues to constitute a Superior Proposal and, with respect to either a Superior Proposal or Intervening Event, the failure to make a Change of Board Recommendation would be inconsistent with its fiduciary duties under applicable law. In the case of any material amendment to a Superior Proposal or change in the circumstances of the Intervening Event, Servotronics must provide TransDigm the same advance notice and opportunity to negotiate, except that the notice period will be reduced to three business days.

Except as described above, the Servotronics Board is prohibited from making a Change of Board Recommendation.

The Merger Agreement defines the term “Acquisition Proposal” as means any inquiry, offer or proposal from a Third Party (as defined in the Merger Agreement) concerning (A) a merger, consolidation, recapitalization, liquidation, dissolution, business combination transaction or similar transaction involving Servotronics, as a result of which the owners of the Equity Interests (as defined in the Merger Agreement) of Servotronics immediately prior to such event do not own 85% or more of the Equity Interests and voting power of Servotronics immediately following such event in substantially similar proportions as owned as of the date of the Merger Agreement, (B) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Servotronics (including Equity Interests of any subsidiary of Servotronics) or its subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Servotronics and its subsidiaries, with respect to assets, based on their fair market value as determined in good faith by Servotronics Board (or any duly authorized committee thereof), (C) an issuance or acquisition (including by way of merger, consolidation, business combination, share exchange or otherwise) of Equity Interests representing 15% or more of the voting power of Servotronics, or (D) any combination of the foregoing (in each case, other than the Offer and the Merger).

The Merger Agreement defines the term “Intervening Event” as a material event, fact, development, circumstance or occurrence occurring or arising after the date hereof that does not result from a breach of the Merger Agreement and that affects or would be reasonably likely to affect the business, assets or operations of Servotronics or any subsidiary that was not known to or reasonably foreseeable by the Servotronics Board as of the date of the Merger Agreement and that becomes known by the Servotronics Board after the date of the Merger Agreement and prior to the Acceptance Time; provided that (w) any event, fact, development, circumstance or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters related thereto, (x) any event, fact, development, circumstance or occurrence that results from the announcement, pendency or consummation of the Merger Agreement and the transactions contemplated hereby or actions required to be taken or refrained from being taken pursuant to the Merger Agreement, (y) the fact that Servotronics meets or exceeds an internal or analyst expectations or projections, or (z) any changes or lack thereof in the market or trading volume of the Shares will not be deemed, individually or in the aggregate, to constitute an Intervening Event. In addition, any change in the composition of the Servotronics Board will not constitute an Intervening Event (and, for the avoidance of doubt, will not be deemed to have any impact whatsoever on what was known or reasonably foreseeable by the Servotronics Board as of the date of the Merger Agreement).

The Merger Agreement defines the term “Superior Proposal” as a bona fide written Acquisition Proposal (except the references to “15%” and “85%” in the definition thereof shall be replaced by “50%” for purposes of this definition) that is received after the date of the Merger Agreement and is not solicited or received in violation, or resulting from any breach, of Section 5.04 Merger Agreement and that the Servotronics Board (or a duly authorized committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Servotronics Board (or any duly authorized committee thereof) considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is reasonably likely to be consummated in accordance with its terms and, if consummated, would be more favorable from a financial point of view to Servotronics’ stockholders than the Offer and the Merger (taking in account any proposed changed terms).

Conditions of the Merger

The respective obligations of each of TransDigm, Purchaser and Servotronics to effect the Merger are subject to the prior satisfaction or waiver by that party at or prior to the consummation of the Merger of the following conditions:

(i) Purchaser has irrevocably accepted for purchase all Shares validly tendered and not withdrawn pursuant to the Offer.

(ii) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of any governmental entity and there shall not be in effect any law enacted or promulgated by any governmental entity that prevents or makes illegal the consummation of the Merger (a “Restraint”).

Termination

The Merger Agreement provides that it may be terminated under the following circumstances:

(i) by mutual written consent of TransDigm and Servotronics;

(ii) by either TransDigm or Servotronics, if the Offer expires and is not consummated as a result of the non-satisfaction of any of the Offer Conditions in a circumstance where Purchaser has no further obligation to extend the Offer and has not otherwise extended the Offer; except that the right to terminate the Merger Agreement is not be available to any party whose breach of the Agreement has been the primary cause of or primarily resulted in the non-satisfaction of any Offer Condition;

(iii) by either TransDigm or Servotronics, if any final and non-appealable Restraint prohibits, or makes illegal, prior to the Acceptance Time, consummation of the Offer or, prior to the Effective Time, the Merger, but this right to terminate the Merger Agreement is not available to any party if the issuance of, or failure to resolve or have vacated or lifted, such Restraint or the enactment or promulgation of such law was primarily due to a breach by such party of any of its covenants or agreements under the Merger Agreement (a “Restraint Termination”);

(iv) by either TransDigm or Servotronics, if the Acceptance Time has not occurred by the Outside Date, but this right to terminate the Merger Agreement is not available to any party whose breach of the Merger Agreement has been the cause of or resulted in the failure of the Acceptance Time to so occur (an “Outside Date Termination”); or

(v) by either TransDigm or Servotronics, prior to the Acceptance Time, if the terminating party is not in material breach of the Merger Agreement and there has been a breach by the other party that, in the event of a breach by Servotronics, would result in the Offer Conditions not being satisfied or, the event of a breach by TransDigm and Purchaser, would result in a Parent Material Adverse Effect (as defined in the Merger Agreement) that is capable of cure or is not cured within 30 days after notice thereof (but no later than the Outside Date).

(vi) by TransDigm if the Servotronics Board makes a Change of Board Recommendation or has breached Section 5.04 of the Merger Agreement in any material respect; or

(vii) by Servotronics in order to enter into a definitive agreement with respect to a Superior Proposal in compliance with Section 5.04 of the Merger Agreement, provided that Servotronics pays the Company Termination Fee (as defined below).

Termination Fee

If the Merger Agreement is validly terminated (a) by TransDigm as a result of the Servotronics Board effecting a Change of Board Recommendation or if Servotronics has breached Section 5.04 of the Merger Agreement or (b) by

Servotronics in order to enter into a definitive agreement with respect to a Superior Proposal in compliance with Section 5.04 of the Merger Agreement, then, in the case of a termination by Servotronics, Servotronics will pay 20% of the Company Termination Fee (as defined below) to TransDigm simultaneously with such termination, and an additional 20% of the Company Termination Fee within 30 days after such termination, or, in the case of a termination by TransDigm, Servotronics will pay 40% of the Company Termination Fee to TransDigm within two (2) business days thereafter. Servotronics will only pay the remainder of the Company Termination Fee upon consummation of a sale of Servotronics pursuant to a Superior Proposal, in which case, Servotronics will pay the remainder of the Company Termination Fee simultaneously with the close of the sale of Servotronics pursuant to a Superior Proposal. The “Company Termination Fee” means $12,500,000.

In addition, if (a) the Merger Agreement is validly terminated by Servotronics or TransDigm pursuant to Section 7.01(b) (with respect to failure to satisfy Offer Conditions), Section 7.01(d) (with respect to the Outside Date) or pursuant to Section 7.01(g) (with respect to a willful breach by Servotronics) of the Merger Agreement, (b) an Acquisition Proposal has been announced publicly or made to Servotronics after the date of the Merger Agreement and not publicly withdrawn prior to such termination, and (c) Servotronics enters into a definitive agreement for an Acquisition Proposal (that is later consummated) or otherwise consummates an Acquisition Proposal within 12 months after such termination, then Servotronics shall pay the Company Termination Fee, to TransDigm simultaneously with the consummation of such Acquisition Proposal. As used in the foregoing sentence, the term “Acquisition Proposal” has the meaning assigned to such term as defined above, except that the references to “15%” therein are deemed to be references to “50.1%.”

Reverse Termination Fee

If the Merger Agreement is validly terminated by either Servotronics or TransDigm in the case of either a Restraint Termination or an Outside Date Termination, provided that all conditions to the Offer then capable of being satisfied or waived, other than the conditions relating to a Restraint solely to the extent it arises under Competition Laws (as defined in the Merger Agreement), have been satisfied or waived, then TransDigm will promptly, but in no event later than ten business days following such termination, pay a fee to Servotronics of $25,000,000 (the “TransDigm Termination Fee”).

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware.

Amendments to the Merger Agreement

The Merger Agreement may be amended by the parties prior to or after the closing of the Offer, except that no amendment may be made that decreases the Merger Consideration.

Third Party Beneficiaries

The Merger Agreement is not intended to confer upon any person other than TransDigm, Purchaser and Servotronics benefits or remedies, other than the rights of certain Servotronics directors and executive officers to indemnification and insurance as described above.

Enforcement

TransDigm, Purchaser and Servotronics have agreed that irreparable damage would occur if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties are entitled to injunctive relief to prevent breaches of the Merger Agreement and to enforce specifically its terms. Notwithstanding the foregoing, if the Company Termination Fee is paid by Servotronics to TransDigm or the TransDigm Termination Fee is paid by TransDigm to Servotronics, in each case as described above, receipt of that fee will be the exclusive remedy available to the party receiving such fee.

Tender and Support Agreements

Concurrently with the execution of the Merger Agreement, the Supporting Stockholders entered into the Tender and Support Agreement. As of May 30, 2025, the Supporting Stockholders beneficially owned, in the aggregate, 517,644 Shares (or approximately 20.25% of all outstanding Shares as of such date). TD Group, TransDigm and Purchaser expressly disclaim beneficial ownership of all Shares covered by the Tender and Support Agreement.

Pursuant to the Tender and Support Agreement, the Supporting Stockholders have agreed (solely in their capacity as stockholders of Servotronics) among other things, to tender, or cause to be tendered, pursuant to the Offer, all Shares beneficially owned by such Supporting Stockholder and any additional Shares with respect to which such Supporting Stockholder becomes the beneficial owner after the date of the Tender and Support Agreement, pursuant to and in accordance with the terms of the Offer no later than ten business days after the receipt by such Supporting Stockholder of this Offer to Purchase and the Letter of Transmittal.

Each Supporting Stockholder has also agreed to vote, or execute consents with respect to, all of the Supporting Stockholder’s Shares, among other things, (i) in favor of any proposal necessary or desirable to approve and adopt the Merger and the Merger Agreement and each of the other transactions contemplated by the Merger Agreement (although no such proposals are contemplated and the Merger is expected to be completed pursuant to Section 251(h) of the DGCL without a vote of Servotronics’ stockholders); and (ii) against certain other proposals, actions or agreements, including (A) any Acquisition Proposal (as defined in the Merger Agreement and further discussed below) and (B) any other action, agreement or proposal which would reasonably be expected to prevent or materially impede or materially delay the consummation of the Offer, the Merger or any of the other Transactions.

The Tender and Support Agreement also limits the ability of the Supporting Stockholders to sell or otherwise transfer, encumber, grant proxies or enter into certain arrangements in respect of the Shares.

The Tender and Support Agreement will terminate upon certain events, including any termination of the Merger Agreement in accordance with its terms. In such case, any Shares tendered by the Supporting Stockholders would be returned to the Supporting Stockholders. See the “Introduction” to this Offer to Purchase and Section 12—“The Merger Agreement; Other Agreements.”

The foregoing summary of the material terms of the Tender and Support Agreement is qualified in its entirety by reference to the Tender and Support Agreement, which has been included as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

Confidentiality Agreement

Servotronics and TransDigm entered into a confidentiality agreement, dated March 18, 2025, restricting TransDigm’s use and disclosure of confidential information it obtained in connection with its evaluation of a potential transaction with Servotronics. This confidentiality agreement also included a 12-month “standstill” provision (that automatically ceased to be in effect once the Merger Agreement was announced) and provisions that restrict TransDigm’s ability to hire or solicit for hire Servotronics employees.

The foregoing summary of the material terms of the non-disclosure agreement is qualified in its entirety by reference to the non-disclosure agreement, which has been included as Exhibit (d)(4) to the Schedule TO and is incorporated herein by reference.

13. Purpose of the Offer and Plans for Servotronics; No Stockholder Approval; Appraisal Rights.

Purpose of the Offer and Plans for Servotronics. The purpose of the Offer is for TransDigm to acquire control of Servotronics and ultimately all of the outstanding Shares. The Offer, as the first step in the acquisition of

Servotronics, is intended to facilitate the acquisition of Servotronics as promptly as practicable. TransDigm expects to complete the Merger as soon as practicable after completion of the Offer pursuant to Section 251(h) of the DGCL without a vote of Servotronics’ stockholders. The purpose of the Merger is to acquire all of the issued and outstanding Shares not tendered pursuant to the Offer. Pursuant to the Merger Agreement, each remaining issued and outstanding Share (other than Shares irrevocably accepted as payment in the Offer, treasury stock of Servotronics to be cancelled or held by Servotronics stockholders properly exercising their appraisal rights under Section 262 of the DGCL) will be converted into the right to receive an amount equal to the Offer Price, payable in cash, without interest and less any required withholding taxes. The Shares acquired in the Offer will be cancelled in the Merger and the capital stock of Purchaser will be the capital stock of the surviving corporation. The directors and officers of Purchaser immediately prior to the Effective Time will be the directors and officers of Servotronics as the surviving corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the charter and bylaws of the surviving corporation.

We intend to cause the delisting of the Shares by the NYSE American promptly following consummation of the Merger. We intend to seek to cause Servotronics to terminate registration of the Shares under the Exchange Act as soon after the consummation of the Offer as the requirements for deregistration are met. See Section 7—“Certain Effects of the Offer.”

If you sell your Shares in the Offer, you will cease to have any equity interest in Servotronics or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Servotronics. Similarly, after the consummation of the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Servotronics.

Except as described above or elsewhere in this Offer to Purchase, including as contemplated in this Section 13—“Purpose of the Offer and Plans for Servotronics; No Stockholder Approval; Appraisal Rights” and Section 7—“Certain Effects of the Offer,” TD Group, TransDigm and Purchaser have no present plans or proposals that would relate to or would result in: (i) any extraordinary transaction (such as a merger, reorganization or liquidation) involving Servotronics or any of its subsidiaries, (ii) any purchase, sale or transfer of a material amount of assets of Servotronics or any of its subsidiaries, (iii) any material change in the present dividend rate or policy, or indebtedness or capitalization of Servotronics, (iv) any change in the present Servotronics Board or management, or (v) any other material change in Servotronics’ corporate structure or business,.

No Stockholder Approval

If the Offer is consummated, we will not seek the approval of Servotronics’ remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without any action by the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after consummation of the Offer, without a stockholder vote or any other action by the stockholders of Servotronics, in accordance with Section 251(h) of the DGCL.

Appraisal Rights

No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Offer is successful and the Merger is consummated, stockholders of Servotronics who continuously held Shares from the date of the demand for appraisal through the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL; and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with Section 262 of the DGCL, will be entitled to receive appraisal rights for the “fair value” of their Shares in accordance with Section 262 of the DGCL. The “fair value” of such Shares as of the Effective Time could be more than, the same as or less than the consideration to be received pursuant to the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to seek appraisal of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL in connection with the Merger, a stockholder must do all of the following:

•

within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Servotronics a written demand for appraisal of Shares held, which demand must reasonably inform Servotronics of the identity of the stockholder and that the stockholder is demanding appraisal;

•	not tender their Shares in the Offer;

•

continuously hold or beneficially own the Shares from the date on which the written demand for appraisal is made through the Effective Time (and in the case of Shares beneficially owned, such beneficial owner must reasonably identify the record holder of such Shares by documentary evidence of such beneficial ownership and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices); and

•	strictly follow the statutory procedures for perfecting appraisal rights under Section 262 of the DGCL.

Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so in connection with the Merger, should carefully review each of the Schedule 14D-9 and Section 262 of the DGCL because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex B to the Schedule 14D-9.

The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

14. Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time or the date, if any, on which the Merger Agreement is terminated, except with the prior written consent of TransDigm or as specifically contemplated or permitted by the Merger Agreement, Servotronics will not reclassify, combine, split, subdivide or amend its capital stock, will not declare, set aside, make or pay any dividend, and will not make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or any equity interests.

If, on or after the date of this Offer to Purchase, the outstanding Shares are changed into a different number of Shares by reason of any stock split, division, subdivision, stock dividend, reverse stock split, consolidation, reclassification, recapitalization or similar transaction, the Offer Price will be adjusted to the extent appropriate.

15. Certain Conditions of the Offer.

Notwithstanding any other provision of this Offer to Purchase or the Merger Agreement, Purchaser will not be required to accept for purchase any Shares tendered pursuant to the Offer if the following conditions have not been satisfied:

(i)

Servotronics’ stockholders must validly tender and not properly withdraw prior to the expiration of the Offer that number of Shares that, together with the Shares then owned by TransDigm and its subsidiaries (including Purchaser) (if any), represents at least a majority of the sum of the number of then outstanding Shares and the number of Shares then reserved for issuance pursuant to outstanding Servotronics performance share units (the “Minimum Condition”).

(ii)	The Merger Agreement shall not have been validly terminated in accordance with its terms (the “Termination Condition”).

(ii) Other Conditions. None of the following events, conditions, state of facts or developments exists at the Expiration Date:

(a)

The consummation of the Offer or the Merger is then restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of any governmental entity or there shall be in effect any law enacted or promulgated by any governmental entity that prevents or makes illegal the consummation of the Offer or the Merger.

(b)

Any representation and warranty of Servotronics (A) contained in Section 3.02(a) and (b) (Capitalization) of the Merger Agreement shall fail to be true and correct in all respects (other than exceptions that are, individually or in the aggregate, de minimis) at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct in all respects (other than exceptions that are, individually or in the aggregate, de minimis) as of such date or time); (B) contained in Section 3.01 (Corporate Organization), Section 3.03 (Authority; Execution and Delivery; Enforceability), Section 3.04(a)(i) (No Conflicts), the first sentence of Section 3.14(c) (Material Contracts) and Section 3.17 (Broker’s Fees) of the Merger Agreement shall fail to be true and correct in all material respects at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that relate to a specific date or time (which need only be so true and correct in all material respects as of such date or time); or (C) set forth in Article III (other than the representations and warranties referenced in the immediately foregoing clauses (A) and (B)) of the Merger Agreement, without giving effect to any qualifications as to materiality or Material Adverse Effect (as defined below) contained therein, shall fail to be true and correct at and as of the Expiration Date as though made at and as of the Expiration Date, except for representations and warranties that expressly relate to a specific date or time (which need only be so true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Material Adverse Effect.

(c)

Servotronics has breached or failed to perform or comply with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Expiration Date and such breach or failure shall not have been cured.

(d)

Since the date of the Merger Agreement, there shall have occurred and be continuing any change, event, development, condition, occurrence or effect that has had or would reasonably be expected to have a Material Adverse Effect.

(e)

TransDigm has not have received a certificate, dated as of the Expiration Date and signed by an executive officer of Servotronics, certifying to the effect that the conditions set forth in paragraphs (ii) and (iii) of paragraph (c) of Annex I of the Merger Agreement have been satisfied.

(f)

TransDigm has not received a statement from Servotronics satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that interests in the Company are not “United States real property interests” within the meaning of Section 897(c) of the Code.

The foregoing conditions are for the sole benefit of Purchaser and TransDigm and, subject to the Merger Agreement and rules and regulations of the SEC, may be asserted by Purchaser or TransDigm regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or TransDigm in whole or in part at any time and from time to time in their sole discretion, but nothing in the Merger Agreement will relieve any party from any obligation or liability that party has under the Merger Agreement and the Minimum Condition and Termination Condition may not be waived.

As used in the Merger Agreement, a “Material Adverse Effect” means any change, event, condition, occurrence, state of facts, development or effect (an “Effect”) that, individually or in the aggregate, (i) has, or would be reasonably expected to have, a material adverse effect on the business, properties, assets, condition or results of operations of Servotronics and its subsidiaries, taken as a whole; provided, however, that adverse Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered solely to the extent such Effect disproportionately impacts Servotronics and its subsidiaries, taken as a whole, relative to other companies operating in the same industries (and, in the case of clause (c), the same geography in which the Effect occurs): (a) changes or proposed changes in applicable laws, GAAP or the interpretation or enforcement thereof, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which Servotronics or its subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other disease or health crisis, (d) the public announcement or pendency of Merger Agreement and the Transactions (provided, that the exception in this clause (d) shall not apply in the context of any representation or warranty set forth in Section 3.04 of the Merger Agreement), (e) any Transaction litigation or any demand, action, claim or proceeding for appraisal of any Shares pursuant to the DGCL in connection with the Merger Agreement and the Transactions, (f) changes in the trading price or trading volume of Shares or any suspension of trading, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Material Adverse Effect has occurred, (g) any failure by Servotronics or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that the underlying facts or circumstances giving rise or contributing to such changes may be taken into account in determining whether a Material Adverse Effect has occurred, or (h) any actions taken, or failure to take any action, in each case, to which TransDigm or Purchaser has approved, consented or requested in writing or that is required or prohibited by the Merger Agreement, solely to the extent the consequences of such an approval or consent made by Servotronics are known to or reasonably foreseeable by TransDigm or Purchaser, as applicable, or (ii) would, or would be reasonably expected to, prevent or materially impair or materially delay the consummation by Servotronics of the transactions contemplated by the Merger Agreement; provided, however, that any Effects arising out of, resulting from or attributable to any investigation of the Transactions pursuant to applicable competition laws shall not constitute or be deemed to contribute to a Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

16. Certain Legal Matters; Regulatory Approvals.

General

Based on its examination of publicly available information filed by Servotronics with the SEC and other available information concerning Servotronics, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Servotronics’ business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required or desirable, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” that approval or other action will be sought. There is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if necessary approvals were not obtained or those other actions were not taken, adverse consequences might not result to Servotronics’ business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—“Certain Conditions of the Offer.”

Section 203 of the DGCL

Section 203 of the DGCL prevents certain “business combinations” with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time that person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder.

Servotronics has represented to TransDigm and Purchaser that the action of the Servotronics Board in approving the Offer, the Merger and the Transactions is sufficient to render inapplicable to the Merger Agreement and the Transactions the restrictions on “business combinations” (as defined by Section 203 of the DGCL). Therefore, the restrictions of Section 203 are inapplicable to the Merger and the transactions contemplated under the Merger Agreement.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, those states. Except as described herein, Purchaser and TransDigm are not aware of any of these laws that will, by their terms, apply to the Offer or the Merger, and Purchaser and TransDigm have not attempted to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, Purchaser and TransDigm believe that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a

U.S. Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In 1988, a U.S. Federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Servotronics, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of the applicable statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—“Certain Conditions of the Offer.”

Competition Laws

TransDigm and Purchaser are not subject to a waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or required to file a notification and report form thereunder with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”), in connection with the Offer or the Merger. Notwithstanding the foregoing, the DOJ and FTC assess the legality under the antitrust laws of transactions such as the acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the DOJ or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired. Private parties and individual States of the United States may also bring legal actions under the antitrust laws of the United States. TransDigm and Purchaser do not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result would be.

See Section 12—“Merger Agreement; Other Agreements—The Merger Agreement—Consents and Approvals” for a description of the actions the parties have agreed to take, and the limitations on those actions, with respect to regulatory matters.

Going Private Transactions

The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer. TransDigm and Purchaser believe that Rule 13e-3 will not be applicable to the Merger because (i) Purchaser was not, at the time the Merger Agreement was executed, and is not, an affiliate of Servotronics for purposes of the Exchange Act; (ii) the Merger will be effected as soon as practicable following consummation of the Offer (and in any event within one year); and (iii) in the Merger, stockholders will receive the same price per Share as that paid in the Offer.

Litigation

TransDigm and Purchaser are not aware of any pending legal proceeding relating to the Offer.

The foregoing discussion of certain provisions of the DGCL and the Exchange Act is not a complete description of the DGCL or the Exchange Act or of those provisions thereof and is qualified in its entirety by reference to the DGCL and the Exchange Act.

17. Fees and Expenses.

TransDigm has retained Okapi Partners LLC as Information Agent in connection with the Offer, for which services Okapi Partners LLC will receive customary compensation. The Information Agent may contact holders of Servotronics common stock by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward material relating to the Offer to beneficial owners of Shares. TransDigm will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. TransDigm has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer.

In addition, TransDigm has retained Computershare Trust Company, N.A., as the Depositary in connection with the Offer. TransDigm will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, neither TransDigm nor Purchaser will pay any commissions or fees to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. TransDigm or Purchaser will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18. Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of Shares, except that the making of the Offer in jurisdictions other than the U.S. may be restricted or prohibited by law. We are not currently aware of any jurisdiction where the making of the Offer is restricted or prohibited by law. If we become aware of any such restriction or prohibition on the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the Offer. If, after a good faith effort, we cannot comply, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of that jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or to make any representation on behalf of TransDigm or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, that information or representation must not be relied upon as having been authorized. No broker, dealer, commercial bank, trust company or other nominee will be deemed to be the agent of TransDigm, Purchaser, the Depositary or the Information Agent for purposes of the Offer.

TD Group, TransDigm and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Servotronics has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Servotronics Board with respect to the Offer and the reasons for that recommendation and furnishing certain additional related information. A copy of those documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Certain Information Concerning Servotronics” above.

TDG RISE MERGER SUB, INC.

June 2, 2025

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF TD GROUP, TRANSDIGM AND PURCHASER

1. Directors and Executive Officers of TD Group. The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of TD Group are set forth below. The business address and telephone number of each director and officer are care of TD Group, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115 and (216) 706-2960, respectively. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with TD Group. None of the directors and officers of TD Group listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Except as noted below, all directors and officers listed below are citizens of the United States. Directors are identified by an asterisk.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*David A. Barr

Mr. Barr was named a director of TransDigm in October 2017. Mr. Barr has been a Managing Director of Bessemer Investors, a family-owned private capital fund, since 2017. Formerly Mr. Barr served as a Managing Director of Warburg Pincus LLC, a private equity fund, from 2001 to 2017. Mr. Barr also served as a TransDigm director from 2003 to 2011. Mr. Barr is also a director of Good Shepard Services, a nonprofit organization providing health and social services, and on the Board of Trustees of Wesleyan University. He formerly served as a director of Builders FirstSource, Inc., a NYSE-listed supplier of building products and services, through December 2020.

*Jane M. Cronin

Ms. Cronin was named a director of TransDigm in June 2021. Ms. Cronin held the role of Senior Vice President—Enterprise Finance of The Sherwin-Williams Company, a manufacturer, developer, distributor, and seller of paint, coatings, and related products, since the beginning of January 2025. Ms. Cronin previously served as Senior Vice President—Enterprise Finance and Principal Accounting Officer from 2016 to 2024. Prior to that, Ms. Cronin held roles of increasing responsibility at The Sherwin-Williams Company, including Vice President–Internal Audit and Loss Prevention and Vice President—Controller, Diversified Brands division. Ms. Cronin is a director of Cleveland Cliffs Inc., a NYSE-listed manufacturer of flat-rolled steel and iron ore pellets, since January 2025. Ms. Cronin also serves on the board of directors of Providence House Crisis Nursery and Jaun and Reagan Thornhill Family Foundation.

*Michael S. Graff

Mr. Graff was named a director of TransDigm in July 2003. Mr. Graff has served as a senior advisor, since 2020, as a member and managing director of Warburg Pincus LLC and as a general partner of Warburg Pincus & Co., a private equity firm, since October 2003. Mr. Graff served as an advisor to Warburg Pincus LLC from July 2002 until October 2003. Prior to joining Warburg Pincus, Mr. Graff was President and Chief Operating Officer of Bombardier Aerospace, an aerospace manufacturer.

*Sean P. Hennessy	Mr. Hennessy was named a director of TransDigm in April 2006. Mr. Hennessy was the Senior Vice President, Corporate Planning, Development & Administration of The Sherwin-Williams Company, a manufacturer, developer, distributor, and seller of paint, coatings, and related products, serving in that role from January 2017 to March 2018 in connection with the company’s integration of its Valspar acquisition. Prior to that, he served as the Chief Financial Officer of The Sherwin Williams Company, a manufacturer and distributor of coatings and related products,

Name	Current Principal Occupation or Employment and Five-Year Employment History

from 2001 to 2016. Mr. Hennessy was formerly a certified public accountant. Mr. Hennessy is a director of Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fighting stations, since November 2021. Mr. Hennessy also serves of the boards of directors of St. Edward High School, Sisters of Charity Foundation of Cleveland and University Hospitals Miracle Fund.

*W. Nicholas Howley

Mr. Howley was named Chairman of the Board of Directors in July 2003. Mr. Howley was a founder of TransDigm Inc. and he was employed as Executive Chair from 2018 to August 2021 and served as President and/or Chief Executive Officer of TransDigm from 2003 to 2018 and TransDigm Inc. from 1998 to 2018. Mr. Howley is a director of some nonprofit organizations. Mr. Howley is a director of Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fire fighting stations, from since 2021. Through November 2021, Mr. Howley was a director of EverArc Holdings Limited, a cash shell company listed on the London Stock Exchange, when it merged with Perimeter Solutions, SA.

*Gary E. McCullough

Mr. McCullough was named a director of TransDigm in October 2017. Mr. McCullough currently serves on the board of directors of Commercial Metals Company, a steel and metal products business, and serves as an investor in, and advisor to, several private entities. He previously served as a co-chair of the Advisory Council for Legacy Acquisition Corporation, a special purpose acquisition company traded on the NYSE, until it consummated a business combination in November 2020. Mr. McCullough also previously served as Chief Executive Officer of ARI Packaging, a provider of packaging solutions, from 2014 to 2017. Prior to that, he was President and Chief Executive Officer of Career Education Corporation, a provider of career-focused learning, from 2007 to 2011, where he also served on the board of directors. Mr. McCullough previously served on the board of directors of The Sherwin-Williams Company from 2002 to 2011, where he served on the audit committee during his entire tenure and served as the audit committee chair during 2011. Mr. McCullough has also held senior executive roles at Abbott Laboratories, a healthcare products and services company, Wm. Wrigley Jr. Company, a gum and candy manufacturer, and The Procter & Gamble Company, a consumer goods manufacturer. Notably, Mr. McCullough also served as an Infantry Officer in the U.S. Army for five years, beginning as a Second Lieutenant and rising to the rank of Captain. Mr. McCullough serves on the boards of directors of Rush Oak Park Hospital, Rush University Medical Center and the Wright State University Foundation.

*Michele L. Santana	Ms. Santana was named a director of TransDigm in April 2018. Michele L. Santana has been Chief Financial Officer of Arrow International since August 2024. Arrow International, a private equity owned company, is the world’s largest manufacturer of charitable gaming solutions. Prior to Arrow International, Ms. Santana held the Chief Financial Officer role at Bedrock Manufacturing Company, an investment firm focusing on retail brands, from October 2021 to August 2024, Majestic Steel USA, a privately held steel company, from November 2019 to October 2021, and Signet Jewelers Limited, a NYSE-listed retail jeweler, from 2014 to 2019. Prior to becoming a Chief Financial Officer, Ms. Santana was Senior Vice President and Controller of Signet Jewelers Limited and previously had 14 years of public accounting experience at KPMG. Ms. Santana is a certified public accountant. Ms. Santana also serves on the boards of directors or is a member of the Akron Zoo, International Women’s Forum and Women Corporate Directors.

Name	Current Principal Occupation or Employment and Five-Year Employment History
*Robert J. Small

Mr. Small was named a director of TransDigm in March 2010. Mr. Small has been a Managing Director of Berkshire Partners LLC (“Berkshire”), a private equity investment firm, since 2000 and initially joined the firm in 1992. Since its inception in 2007, Mr. Small has directed Stockbridge Partners LLC, a specialized investment group within Berkshire focused on marketable securities. Mr. Small also serves on the boards of directors of the Boys and Girls Clubs of Boston and Kingsley Montessori School.

*Jorge L. Valladares III

Mr. Valladares was named a director of TransDigm in May 2023. Mr. Valladares served as the Chief Operating Officer of TransDigm from April 2019 until his retirement in September 2023. Prior to that, Mr. Valladares served as Chief Operating Officer of the Power & Control Segment from June 2018 to March 2019, Executive Vice President from October 2013 to May 2018, as President of AvtechTyee, Inc. (formerly Avtech Corporation), a wholly-owned subsidiary of TransDigm Inc., from 2009 to 2013, and as President of AdelWiggins Group, a division of TransDigm Inc., from 2008 to 2009. Prior to that Mr. Valladares served in a variety of senior leadership, operations, sales and marketing, and engineering roles at AdelWiggins Group, since 1997. Mr. Valladares is a director Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fighting stations, since May 2024.

*Kevin M. Stein

Mr. Stein was named a director and has been Chief Executive Officer of TransDigm since April 2018 and President since January 2017. He also served as Chief Operating Officer from January 2017 to March 2018. Prior to that he was Chief Operating Officer of TransDigm’s Power and Control segment from October 2014 to December 2016. Prior to that, Mr. Stein was President of the Structurals Division and Executive Vice President of Precision Cast Parts from 2009 to 2014. Mr. Stein is a director of Axalta Coating Systems Ltd., a NYSE-listed manufacturer specializing in coatings in a wide variety of industrial applications, material, and sectors, including automotive paints, since September 2023. Mr. Stein was previously a director of Perimeter Solutions, SA, a NYSE-listed manufacturer of highly engineered forest fire retardant and suppressant chemicals and equipment and oil additives and operator of forest fighting stations, from November 2021 to April 2022. Mr. Stein serves on the boards of directors of Cleveland Institute of Music, Gilmour Academy, Greater Cleveland Sports Commission and Hobart and William Smith College.

Sarah L. Wynne

Ms. Wynne was appointed Chief Financial Officer in May 2023. Prior to that, Ms. Wynne served as Chief Accounting Officer from November 2018 to May 2023. Ms. Wynne also served as Group Controller from April 2015 to October 2018, as Controller of the Aero Fluid Products division of AeroControlex Group, Inc., a wholly-owned subsidiary of TransDigm Inc., from October 2009 to March 2015, and previously in other accounting roles within TD Group.

Michael J. Lisman	Mr. Lisman was appointed Co-Chief Operating Officer in May 2023. Prior to that, Mr. Lisman served as CFO from July 2018 to May 2023 and Executive Vice President from January 2022 to May 2023. Mr. Lisman also served as Vice President—Mergers and Acquisitions from January 2018 to June 2018, Business Unit Manager for the Air & Fuel Valves business unit at Aero Fluid Products, a wholly- owned subsidiary of TransDigm Inc., from January 2017 to January 2018 and Director of Mergers and Acquisitions of TransDigm from November 2015 to January

Name	Current Principal Occupation or Employment and Five-Year Employment History
2017. Mr. Lisman was a Vice President at Warburg Pincus from 2011 to 2015 and has previous experience in both private equity and investment banking roles at The Carlyle Group and Morgan Stanley.
Joel B. Reiss

Mr. Reiss was appointed Co-Chief Operating Officer in May 2023. Prior to that, Mr. Reiss served as Executive Vice President from October 2015 to May 2023. Mr. Reiss also served as President of Hartwell Corporation, a wholly-owned subsidiary of TransDigm Inc., from July 2012 to October 2015; President of Skurka Aerospace, a wholly-owned subsidiary of TransDigm Inc., from July 2010 to July 2012; and Director of Operations of Adams Rite Aerospace, a wholly-owned subsidiary of TransDigm Inc., from July 2000 to July 2010.

Jessica L. Warren	Ms. Warren was appointed General Counsel, Chief Compliance Officer and Secretary in February 2023. Prior to that, Ms. Warren served as Associate General Counsel of TransDigm from December 2018 to February 2023. Prior to joining TransDigm as Associate General Counsel, Ms. Warren maintained a private legal practice focusing on providing services to technology-driven businesses, including providing counsel to TransDigm on disputes, environmental matters, intellectual property, and a variety of other matters. Ms. Warren also served as General Counsel of Thogus Products Company from October 2014 to July 2016.

2. Directors and Executive Officers of TransDigm and Purchaser. The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of TransDigm and Purchaser are set forth below. The business address and telephone number of each director and officer are care of TransDigm, 1350 Euclid Avenue, Suite 1600, Cleveland, Ohio 44115 and (216) 706-2960, respectively. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with TransDigm. None of the directors and officers of TransDigm or Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Except as noted below, all directors and officers listed below are citizens of the United States.

Name	Current Principal Occupation or Employment and Five-Year Employment History
Kevin M. Stein

Mr. Stein is a Director and the President and Chief Executive Officer of TransDigm. Mr. Stein’s employment history with TransDigm is set forth in the table above under “Directors and Executive Officers of TD Group.”

Mr. Stein is the Chief Executive Officer of Purchaser.

Sarah L. Wynne

Ms. Wynne is a Director and the Chief Financial Officer of TransDigm. Ms. Wynne’s employment history with TransDigm is set forth in the table above under “Directors and Executive Officers of TD Group.”

Ms. Wynne is a Director and the Chief Financial Officer of Purchaser.

Liza Sabol

Ms. Sabol is the Treasurer of TransDigm. Ms. Sabol is the Treasurer of TransDigm. In the last five years, Ms. Sabol has also served as the Vice President of Investor Relations for TransDigm in addition to her role as Treasurer.

Ms. Sabol is the Treasurer of Purchaser.

Jessica L. Warren	Ms. Warren is a Director and the General Counsel, Chief Compliance Officer and Secretary of TransDigm. Ms. Warren’s employment history with TransDigm is set forth in the table above under “Directors and Executive Officers of TD Group.”

Name	Current Principal Occupation or Employment and Five-Year Employment History
Ms. Warren is a Director and the Secretary of Purchaser.
Mike Lisman	Mr. Lisman is the Co-Chief Operating Officer of TransDigm. Mr. Lisman’s employment history with TransDigm is set forth in the table above under “Directors and Executive Officers of TD Group.”
Joel Reiss	Mr. Reiss is the Co-Chief Operating Officer of TransDigm. Mr. Reiss’ employment history with TransDigm is set forth in the table above under “Directors and Executive Officers of TD Group.”

The Letter of Transmittal and Share Certificates and any other required documents should be sent or delivered by each record stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary. Stockholders submitting Share Certificates representing Shares to be tendered must deliver those Share Certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share Certificates or Letters of Transmittal will not be accepted. The Letter of Transmittal and Share Certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his, her or its broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

For Registered and Overnight Delivery: Computershare Trust Company, N.A. Attn Voluntary Corporate Actions COY SVT 150 Royall Street Suite V Canton, MA 02021	For First Class Mail: Computershare Trust Company, N.A. Attn Voluntary Corporate Actions COY SVT P.O. Box 43011 Providence, RI 02940-3011

Questions or requests for assistance may be directed to the Information Agent at the telephone number, email address and address set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may also be addressed to the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

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Bankers and Brokers Call: (212) 297-0720

All Others Call Toll Free: (844) 203-3605

Email: info@okapipartners.com